Exhibit 10.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MEDINOTES CORPORATION,

THE STOCKHOLDER SIGNATORIES,

THE STOCKHOLDERS’ REPRESENTATIVE,

SIRONA ACQUISITION CORPORATION

and

ECLIPSYS CORPORATION

DATED AS OF SEPTEMBER 19, 2008

i

4.16	Environmental Matters	52
4.17	Insurance	52
4.18	Warranties	54
4.19	Customers; Suppliers	55
4.20	Accounts Receivable	56
4.21	Accounts Payable	56
4.22	Bank Accounts	56
4.23	No Brokers	56
4.24	Disclosure	57

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ECLIPSYS AND MERGER SUB		57
5.1	Existence; Good Standing; Corporate Authority	57
5.2	Authorization, Validity, and Effect of Agreements	57
5.3	No Violation	58
5.4	No Brokers	58
5.5	Funds	58
5.6	Valid Issuance	58
5.7	Exchange Compliance	58
5.8	SEC Filings; Financials; Absence of Changes	59
5.9	Tax-Free Reorganization	59

ARTICLE VI COVENANTS		59
6.1	Conduct of Business	59
6.2	Further Action	62
6.3	Access to Information	63
6.4	Publicity	63
6.5	Expenses	64
6.6	Third-Party Offers	64
6.7	Restrictive Covenants	65
6.8	Directors	67
6.9	Stockholders’ Representative	67
6.10	Employee Matters	68
6.11	Release	69
6.12	Confidentiality	70
6.13	Covenants Regarding Contracts	72
6.14	Stockholder Meeting	72
6.15	Tax-Free Reorganization Status	72
6.16	Second Merger	72
6.17	Indemnification of Directors and Officers	73
6.18	Compliance with Rule 144(c)(1)	73
6.19	Termination of 401(k) Plan	73
6.20	Bond Agreement Escrow	73

ARTICLE VII SURVIVAL; INDEMNIFICATION; REMEDIES		75
7.1	Survival of Representations and Warranties and Covenants	75
7.2	Indemnification and Other Rights	75

7.3	Time Limitations	77
7.4	Other Limitations	78
7.5	Set-Off	80
7.6	Procedures Relating to Indemnification Involving Third-Party Claims	81
7.7	Other Claims	83
7.8	Recovery in the Case of Strict Liability or Negligence	83
7.9	Sole and Exclusive Remedy	83

ARTICLE VIII CONDITIONS		84
8.1	Conditions to Each Party’s Obligation to Effect the Closing	84
8.2	Conditions to Obligations of Eclipsys	84
8.3	Conditions to the Obligations of MediNotes and the Stockholders	87

ARTICLE IX TERMINATION		88
9.1	Termination by Mutual Consent	88
9.2	Termination by Eclipsys or MediNotes	88
9.3	Termination by MediNotes	89
9.4	Termination by Eclipsys	89
9.5	Effect of Termination	89

ARTICLE X MISCELLANEOUS		90
10.1	Entire Agreement; Assignment	90
10.2	Validity	90
10.3	Notices	91
10.4	Governing Law	92
10.5	Construction	92
10.6	Counterparts	92
10.7	Parties In Interest	92
10.8	Prior Review and Counsel	92
10.9	Waiver	93
10.10	Amendments	93
10.11	Specific Performance	93
10.12	Further Assurances	93
10.13	Cumulative Remedies	93
10.14	Arbitration	93
10.15	Costs and Fees	95

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	[Intentionally Deleted]
Exhibit C-1	Form of Employment Agreement (Bond)
Exhibit C-2	Form of Employment Agreement (Restricted Stock)
Exhibit C-3	Form of Employment Agreement (Cash)
Exhibit C-4	Key Employee Details
Exhibit D	Form of Legal Opinion
Exhibit E	[Intentionally Deleted]
Exhibit F	Form of Investor Questionnaire
Exhibit G	Form of Royalty Termination Agreement
Exhibit H	Form of Commission Agreement
Exhibit I	Form of Consulting Agreement Termination

SCHEDULES

Schedule 1(a)	Key Employees
Schedule 1(b)	Stockholder Notes
Schedule 1(c)	Accredited Investors
Schedule 2.10	Hypothetical Calculation-Closing Date Net Worth
Schedule 6.10(a)	Continuing Employees

Disclosure Schedule

Section 3.1	Ownership of the Shares
Section 4.1	Foreign Jurisdictions
Section 4.3(a)(i)	Options and Warrants
Section 4.4(a)	Material Contracts
Section 4.5(a)	Financial Statements
Section 4.7(b)	Permits
Section 4.7(d)(i)	Litigation
Section 4.10(a)	Company Benefit Plans
Section 4.11(b)(i)	Employees
Section 4.11(b)(ii)	Independent Contractors
Section 4.13(a)	Leased Real Property
Section 4.14(a)(i)	Company Registered IP
Section 4.14(a)(ii)	Other Rights in Company Registered IP
Section 4.14(b)	Company Licensed IP
Section 4.14(d)(i)	Form of Assignment Agreements
Section 4.14(d)(ii)	Software Escrow Agreements
Section 4.14(m)	Software Incorporating Encryption Subroutines
Section 4.17(a)	Insurance
Section 4.17(c)	Material Open Claims
Section 4.18(a)	Warranty Claims
Section 4.18(b)	Documentation

Section 4.19(a)	Customers
Section 4.19(c)	Suppliers
Section 4.20	Accounts Receivable
Section 4.21	Accounts Payable
Section 4.22	Bank Accounts

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2008 (this “Agreement”), is entered into among Eclipsys Corporation, a Delaware corporation (“Eclipsys”), Sirona Acquisition Corporation, an Iowa corporation and a wholly owned Subsidiary of Eclipsys (“Merger Sub”), MediNotes Corporation, an Iowa corporation (“MediNotes”), the stockholders of MediNotes named on the signature page hereto (the “Major Stockholders”) and Danny R. Wipff (as the “Stockholders’ Representative”);

WHEREAS, the Boards of Directors of each of Eclipsys, MediNotes and Merger Sub have (i) determined that the merger of Merger Sub with and into MediNotes (the “Merger”), with MediNotes surviving the Merger, and the Second Merger (as defined below), are advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement and pursuant to the applicable laws of the States of Iowa and Delaware;

WHEREAS, as soon as practicable following the Merger, Eclipsys shall cause the Surviving Corporation to be merged with and into a wholly owned limited liability company Subsidiary of Eclipsys that is treated as a disregarded entity for tax purposes (the “Second Merger”), with such entity surviving the Second Merger as a wholly owned Subsidiary of Eclipsys;

WHEREAS, Eclipsys, Merger Sub, MediNotes and the Major Stockholders intend for federal income tax purposes that the Merger followed by the Second Merger qualify as a “reorganization” described in Section 368(a) of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code;

WHEREAS, as a condition to and concurrently with the execution of this Agreement, the Major Stockholders representing approximately 80% of the outstanding shares of Company Common Stock, approximately 83% of the outstanding shares of Series A Preferred Stock, 100% of the outstanding shares of Series B Preferred Stock and approximately 56% of the outstanding shares of Series C Preferred Stock have entered into a voting agreement with Eclipsys (the “Voting Agreement”) pursuant to which such Stockholders have agreed, among other matters, to vote their Shares in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acceptance Notice” is defined in Section 2.10(c).

“Accounts Payable” means all accounts payable of MediNotes.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of MediNotes, and (b) all other accounts or notes receivable of MediNotes, in each case, whether billed or unbilled.

“Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the aggregate exercise price of all outstanding Company Options and Company Warrants.

“Aggregate Liquidation Preference” means an amount equal to the sum of the following: (i) the Series A Liquidation Preference multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time; (ii) the Series B Liquidation Preference multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time; (iii) the Series C Liquidation Preference multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time; and (iv) the Series D Cash Liquidation Preference multiplied by the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Option Consideration” means the aggregate amount of Option Consideration payable in respect of Company Options pursuant to Section 2.7(d).

“Aggregate Warrant Consideration” means the aggregate amount of Warrant Consideration payable in respect of Company Warrants pursuant to Section 2.7(e).

“Agreement” is defined in the introductory paragraph of this Agreement.

“Average Market Price” means the arithmetic mean of the last sale price (or, if on any day no sale price is reported, the average of the quoted high bid and low ask price on such day) of a share of Eclipsys Common Stock on the Nasdaq Stock Market on each of the 10 consecutive trading days ending two trading days immediately prior to the Closing Date.

“Bond Agreement” means the Asset Purchase Agreement, dated February 25, 2008, by and among MediNotes, the Bond Entities, Travis Bond as Owners’ Representative and the equity owners named therein.

“Bond Entities” means Bond Medical Group, Bond SideWinder, LLC and Bond Technologies, L.L.C.

“Bond Escrow Fund” is defined in Section 6.20.

“Bond Medical Group” is defined in Section 6.7(b).

“Business” means the business of MediNotes of developing, marketing, selling, and licensing software for physician practice management, electronic health records and electronic prescriptions, including the Software Products, providing certain related support and services, and any incidental, related or ancillary businesses as currently conducted or under development by MediNotes on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in the State of New York are authorized or required to close or the national securities exchanges in the United States are closed.

“Capital Stock” means common stock and preferred stock, partnership interests, profits interests, limited liability company interests or other equity, equity equivalent, or ownership interests, entitling the holder thereof to vote with respect to matters involving the issuer thereof, or to share in its profits, or to share in its distributions upon its liquidation, or the sale or transfer of its assets, and any securities exercisable, or exchangeable for, or convertible into, such capital stock.

“Capitalization Update” is defined in Section 6.2(c).

“Cash Merger Consideration” means the product of the Purchase Price and the Cash Percentage.

“Cash Percentage” is thirty-nine percent (39%).

“Certificates” is defined in Section 2.9(c).

“Claimed Amount” is defined in Section 2.9(b).

“Claims” is defined in Section 6.11(a).

“Closing” is defined in Section 2.2(a).

“Closing Date” is defined in Section 2.2(a).

“Closing Payment” is defined in Section 2.9(a)(ii).

“Closing Payment Amount” is defined in Section 2.9(a)(ii).

“Closing Payment Cash” is defined in Section 2.9(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).

“Company Benefit Plans” means each of the following which is sponsored, maintained, contributed to or required to be contributed to by MediNotes for the benefit of the current or former employees, officers or directors of MediNotes, has been so sponsored, maintained, contributed to or required to be contributed to by MediNotes prior to the Closing Date, or with respect to which MediNotes has any liability (contingent or otherwise): (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), and (ii) each stock or stock option plan, bonus plan or arrangement, incentive award plan or arrangement, change in control, severance or termination pay plan, policy, or agreement, deferred compensation agreement or arrangement, or supplemental income arrangement, and each other employee benefit plan, program or practice which is not described in clause (i) of this sentence.

“Company Capital Stock” means the Company Common Stock, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Company Options and the Company Warrants.

“Company Common Stock” means the common stock, no par value, of MediNotes.

“Company IP” means any Company Licensed IP or Company Owned IP, including Company Registered IP.

“Company IP Contract” is defined in Section 4.14(o).

“Company Licensed IP” means any Intellectual Property that is owned by any other Person and that is licensed to, used or distributed by MediNotes.

“Company Option” means each option issued by MediNotes to purchase Company Capital Stock.

“Company Owned IP” means any Intellectual Property owned (in whole or in part) by MediNotes.

“Company Registered IP” means all Company Owned IP that is the subject of any registrations, or applications or filings for registration with or by any Governmental Entity, including without limitation the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright Office.

“Company Stockholder Approval” is defined in Section 4.6(a).

“Company Warrant” means each warrant to purchase Company Capital Stock issued by MediNotes.

“Confidential Information” means the disclosing party’s confidential and proprietary information, including information concerning the disclosing party’s business, products (including, with respect to MediNotes, any source code, object code, functions, current and future design documents, documentation and associated functions and functionality provided by and related to any Software Product), operations, employees, customers, suppliers and other technical and non-technical information and trade secrets, whenever disclosed, whether before or after the date hereof, and whether prepared by the disclosing party, its officers, employees, agents or advisors or otherwise and irrespective of the form of communication, and all notes, analyses, compilations, studies, interpretations or other documents which contain, reflect or are based upon, in whole or in part, the Confidential Information of another party.

The term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives, (ii) was within the receiving party’s possession prior to its being furnished to it, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party with respect to such information, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other Person with respect to such information, or (iv) is developed by the receiving party independently of Confidential Information provided by the disclosing party.

“Confidentiality Agreement” means that certain confidentiality agreement, dated May 2, 2008, between Eclipsys and MediNotes.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including in each case any Governmental Entity.

“Contract” means any contract, agreement, or other instrument or understanding of any kind, including any amendment, supplement, modification, extension or renewal in respect of the foregoing, in each case, whether written or oral.

“Costs and fees” is defined in Section 10.15.

“Covenant Not to Compete” is defined in Section 6.7(b).

“Current Assets” means the aggregate assets of MediNotes that would be categorized as “current assets” on a balance sheet of MediNotes under GAAP, as of 11:59 p.m. on the Closing Date, but excluding all cash.

“Current Liabilities” means the aggregate liabilities of MediNotes that would be categorized as “current liabilities” on a balance sheet of MediNotes under GAAP, as of 11:59 p.m. on the Closing Date, but excluding (i) deferred revenues, other than deferred revenues, if any, representing accruals for customer claims, (ii) the current portion of any Final Closing Date Debt (or, for purposes of the Estimated Closing Date Net Working Capital, the Estimated Closing Date Debt) and (iii) accrued Seller Transaction Expenses unpaid as of the

Closing (provided such expenses are less than or equal to the Stockholder Fund Amount available for payment thereof). For the avoidance of doubt, Current Liabilities shall include any amounts payable to MediNotes’ employees as a result of or in connection with consummation of the Merger or the Second Merger, including any bonuses, but excluding severance payments, if any, resulting from the post-Closing termination of any employee.

“Customer Documentation” is defined in Section 4.18(b).

“Damages” is defined in Section 7.2(a).

“Debt” means, as to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (iii) all obligations contingent or otherwise, of such Person under letter of credit or similar facilities, and (iv) to the extent not otherwise included in clauses (i) through (iii), any guaranty by such Person of any Debt of any other Person.

“Disclosure Schedule” is defined in the introductory paragraph of Article III.

“Dissenting Shares” is defined in Section 2.8.

“Dissenting Share Amount” means the product of the Per Share Consideration and the number of Dissenting Shares.

“Eclipsys” is defined in the introductory paragraph of this Agreement.

“Eclipsys Common Stock” means the Class A common stock of Eclipsys, par value $.01 per share.

“Eclipsys Final Calculations” is defined in Section 2.10(c).

“Eclipsys Indemnified Parties” is defined in Section 7.2(a).

“Eclipsys SEC Filings” is defined in Section 5.8.

“Effective Time” is defined in Section 2.2(c).

“Effective Time Company Holder” shall mean any holder of record of any Company Capital Stock immediately prior to the Effective Time.

“Employee” means employees and other persons filling similar functions.

“Employment Agreements” is defined in Section 8.2(l).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. § 641 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other Legal Requirements related to or governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable Orders, of any Governmental Entity relating to Environmental Matters.

“Environmental Matters” means all matters involving the prevention of or response to pollution, the handling or management of Hazardous Materials, the regulation of wetlands and other natural resources, and the protection of the environment, noise, human health, and occupational health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with MediNotes and that, together with MediNotes, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Accounts” is defined in Section 2.9(b).

“Escrow Agent” means Wells Fargo Bank, National Association, or such other escrow agent selected by Eclipsys and MediNotes, or after the Closing, Eclipsys and the Stockholders’ Representative.

“Escrow Merger Consideration” means any remaining portion of the escrowed funds not subject to claims and therefore released by the Escrow Agreement to the Effective Time Company Holders as provided by this Agreement and the Escrow Agreement.

“Estimated Closing Date Cash” means MediNotes’ good faith estimate of Final Closing Date Cash determined pursuant to Section 2.10(a).

“Estimated Closing Date Debt” means MediNotes’ good faith estimate of Final Closing Date Debt determined pursuant to Section 2.10(a).

“Estimated Closing Date Net Working Capital” means MediNotes’ good faith estimate of Final Closing Date Net Working Capital determined pursuant to Section 2.10(a).

“Estimated Closing Date Net Working Capital Adjustment” is the amount equal to the Estimated Closing Date Net Working Capital less the Minimum Net Working Capital.

“Estimated Purchase Price” means an amount equal to (i) $42,000,000, less (ii) the Estimated Closing Date Debt, plus (iii) the Estimated Closing Date Cash, plus (or minus if negative) (iii) any Estimated Closing Date Net Working Capital Adjustment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Date Cash” means the amount of cash of MediNotes, as of 11:59 p.m. on the Closing Date, less $1,000,000.

“Final Closing Date Debt” means all Debt of MediNotes, as of 11:59 p.m. on the Closing Date, including capital lease obligations and the obligations under the Stockholder Notes.

“Final Closing Date Net Working Capital” means the Current Assets less the Current Liabilities determined in accordance with Section 2.10.

“Final Closing Date Net Working Capital Adjustment” is the amount equal to the Final Closing Date Net Working Capital less the Minimum Net Working Capital. For the avoidance of doubt, if the Final Closing Date Net Working Capital is greater than the Minimum Net Working Capital, there shall be an increase in the Purchase Price in respect thereof, and if the Final Closing Date Net Working Capital is less than the Minimum Net Working Capital, there shall be a decrease in the Purchase Price in respect thereof.

“Financial Statements” is defined in Section 4.5(a).

“Fraud” means fraud or intentional misrepresentation or omission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

“Hazardous Materials” means any substance or material that is defined under the Environmental Laws as a “hazardous substance,” “regulated substance,” “pollutant,” “contaminant,” “hazardous waste,” “extremely hazardous substance,” “toxic substance,” or “hazardous material,” or that is otherwise defined in or regulated under the Environmental Laws, including, without limitation, petroleum, asbestos-containing materials, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, and radon.

“Holdback Amount” is the amount equal to the sum of the Indemnification Amount, the Stockholder Fund Amount and the True-Up Reserve Amount.

“Holdback Escrow Agreement” means the Holdback Escrow Agreement, among Eclipsys, the Stockholders’ Representative and the Escrow Agent, to be entered into concurrently with the Closing, relating to the escrow of the Holdback Amount, in the form mutually agreed by Eclipsys and MediNotes.

“Holdback Termination Date” is defined in Section 2.9(b).

“Indemnification Amount” means (i) shares of Eclipsys Common Stock with an aggregate value of $2,562,000, valued at the Average Market Price, plus (ii) cash, with an aggregate value of $1,638,000. For the avoidance of doubt, the cash amount shall not be less than thirty-nine percent (39%) of the Indemnification Amount.

“Institutional Major Stockholders” means Iowa Farm Bureau Federation, Iowa First Capital Fund II LP and Iowa Capital Corporation.

“Instruments” is defined in Section 2.9(c).

“Insurance Policies” is defined in Section 4.17(a).

“Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, franchise, system, Software, including without limitation, Software development processes, practices, methods and policies recorded in permanent form, relating thereto, invention, work of authorship, design, blueprint, engineering drawing, proprietary product, technology or other intellectual property right.

“Interim Financial Statements” is defined in Section 4.5(a).

“Key Employees” means the employees of MediNotes listed on Schedule 1(a).

“Knowledge of Eclipsys” means actual knowledge of the Chief Executive Officer or Chief Financial Officer of Eclipsys. Actual knowledge of any matter will be deemed to include such knowledge as such person could have obtained after making reasonable inquiry and investigation of the matter.

“Knowledge of a Major Stockholder” means (i) actual knowledge of such Major Stockholder if such Major Stockholder is an individual, (ii) actual knowledge of the trustee(s) of such Major Stockholder if such Major Stockholder is a trust, and (iii) the actual knowledge of any director or officer of any Institutional Major Stockholder. Actual knowledge of any matter will be deemed to include such knowledge as such persons could have obtained after making reasonable inquiry and investigation of the matter.

“Knowledge of MediNotes” means the actual knowledge of Donald G. Schoen, Davin Hills or Travis Bond. Actual knowledge of any matter will be deemed to include such knowledge as such person could have obtained after making reasonable inquiry and investigation of the matter.

“Lease” means any lease or sublease as lessee or lessor of, or option, occupancy or space agreement relating to, real estate used, useful or held by MediNotes.

“Leased Real Property” is defined in Section 4.13(a).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty, including any interpretation thereof by any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

“License-In Agreement” is defined in Section 4.14(b).

“Lien” means any lien (including judgment and mechanics’ liens, regardless of whether liquidated), mortgage, assessment, security interest, easement, claim, pledge, trust (constructive or otherwise), deed of trust, option or other charge, title defect or objection, encumbrance, restriction or any other Contract having the same effect as any of the foregoing.

“Material Adverse Effect” means with respect to any Person, or its business, one or more changes, events, occurrences, conditions or circumstances (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on or change in (i) the business, operations, assets, Liabilities, condition (financial or otherwise), prospects, or results of operations of such Person, taken as a whole with its Subsidiaries, or its business, or (ii) the ability of such Person (and, in the case of MediNotes, the Stockholders) to timely (A) perform his or its obligations hereunder, or (B) consummate the transactions contemplated in this Agreement and the other Transaction Documents.

“Material Contracts” is defined in Section 4.4(a).

“MediNotes” is defined in the introductory paragraph of this Agreement, and unless the context otherwise requires, after the Effective Time shall mean the Surviving Corporation or the survivor of the Second Merger, as applicable.

“MediNotes Articles of Incorporation” means the Second Amended and Restated Articles of Incorporation of MediNotes as amended and in effect on the date hereof.

“Merger Consideration” means the cash and Eclipsys Common Stock payable to Effective Time Company Holders pursuant to Section 2.7 of this Agreement.

“Merger Sub” is defined in the introductory paragraph of this Agreement.

“Minimum Net Working Capital” means $275,000.

“Non-Stock Consideration” is defined in Section 2.12.

“Objection Notice” is defined in Section 2.10(c).

“Off-the-Shelf Software” is defined in Section 4.14(b).

“Order” means any award, decision, injunction, judgment, decree, stipulation, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Option Consideration” is defined in Section 2.7(d).

“Participating Cash Percentage” means the percentage calculated by dividing (A)(x) the product of (i) the Purchase Price less the Indemnification Amount and (ii) the Cash Percentage, less (y) the sum of the Stockholder Fund Amount, the True-Up Reserve Amount, the Small Holder Cash, the Aggregate Liquidation Preference, the Aggregate Option Consideration, the Aggregate Warrant Consideration and the Dissenting Share Amount by (B)(i) the Purchase Price less (ii) the sum of the Holdback Amount, the Small Holder Cash, the Aggregate Liquidation Preference, the Aggregate Option Consideration, the aggregate Series D Stock Liquidation Preference, Aggregate Warrant Consideration and the Dissenting Share Amount.

“Participating Shares” means the sum of (i) the number of shares of Series B Preferred Stock and Company Common Stock outstanding immediately prior to the Effective Time, (ii) the number of shares of Company Common Stock for which Company Warrants are exercisable immediately prior to the Effective Time, and (iii) the number of shares of Company Common Stock for which Company Options are exercisable immediately prior to the Effective Time.

“Per Share Cash Consideration” is defined in Section 2.7(c)(ii).

“Per Share Consideration” means the quotient obtained by dividing (i) the Purchase Price, plus the Aggregate Exercise Price, less the sum of (x) the Holdback Amount, (y) the Aggregate Liquidation Preference and (z) the Series D Stock Liquidation Preference (valued at the Average Market Price), by (ii) the Participating Shares.

“Per Share Escrow Amount” means the quotient obtained by dividing the Escrow Merger Consideration by the Participating Shares.

“Per Share Stock Consideration” is defined in Section 2.7(c)(ii).

“Permits” means all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals and other authorizations required by applicable Legal Requirements in connection with the Business.

“Permitted Liens” means (i) Liens for utilities and current taxes that are not yet due and payable or that may thereafter be paid without penalty in the ordinary course of business consistent with past practices, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable and which do not exceed $50,000 in the aggregate, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) easements, restrictive covenants and similar encumbrances or impediments against any of MediNotes’ assets or properties which do not materially interfere with the Business or impair the ownership, use or operation of the assets to which they relate, or the transfer thereof, and (v) minor irregularities and defects of title which do not materially interfere with the Business or impair the ownership, use or operation of the assets to which they relate, or the transfer thereof.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

“Privacy Regulations” is defined in Section 4.14(q).

“Pro Rata Portion” means with respect to each Effective Time Company Holder the quotient obtained by dividing (A) the sum of the number of shares of Series B Preferred Stock and shares of Company Common Stock held by such Effective Time Company Holder immediately prior to the Effective Time, if any, and the number of shares of Common Stock for which Company Options and Company Warrants held by such Effective Time Company Holder immediately prior to the Effective Time, if any, were exercisable, by (B) the Participating Shares.

“Purchase Price” means an amount equal to (i) $42,000,000, less (ii) the Final Closing Date Debt, plus (or minus if negative) (iii) the Final Closing Date Cash, plus (or minus if negative) (iv) any Final Closing Date Net Working Capital Adjustment.

“Registered Intellectual Property” means any Intellectual Property that is the subject of any registrations, or applications or filings for registration with or by any Governmental Entity, including without limitation the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright Office.

“Released Parties” is defined in Section 6.11(a).

“Restrictive Covenants” is defined in Section 6.7(e).

“Restrictive Period” is defined in Section 6.7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of the Stockholders and MediNotes incurred or payable in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the percentage of expenses, if any, owed to the Unrelated Accounting Firm under Section 2.11 and all amounts owed to the brokers disclosed in

Section 4.23, or any other broker, finder or similar agent employed by or acting on behalf of MediNotes, any Major Stockholder or any of their respective Affiliates or agents in connection with this Agreement or any other Transaction Documents, or the transactions contemplated hereby or thereby.

“Series A Liquidation Preference” is defined in Section 2.7(c)(i).

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of MediNotes.

“Series B Liquidation Preference” is defined in Section 2.7(c)(ii).

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of MediNotes.

“Series C Liquidation Preference” is defined in Section 2.7(c)(iii).

“Series C Preferred Stock” means the Series C Convertible Preferred Stock of MediNotes.

“Series D Cash Liquidation Preference” is defined in Section 2.7(c)(iv).

“Series D Liquidation Preference” is defined in Section 2.7(c)(iv).

“Series D Preferred Stock” means the Series D Non-Voting Preferred Stock of MediNotes.

“Series D Stock Liquidation Preference” is defined in Section 2.7(c)(iv).

“Settlement Agreement” means that certain Settlement Agreement and Release, entered into on the date hereof, by and among the Bond Entities, Travis Bond, Lisa Bond, Nevestis, LLC, Primi, LLC, and MediNotes, in the form provided to Eclipsys on the date hereof.

“Shares” means shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Small Holder” means all Effective Time Company Holders, other than (i) those who have executed and delivered to Eclipsys an Investor Questionnaire, prior to the date hereof, certifying that they are an accredited investor under Regulation D of the Securities Act, and are listed as such on Schedule 1(c), and (ii) any other Effective Time Company Holder who executes and delivers to Eclipsys an Investor Questionnaire, within five (5) Business Days after the date hereof, certifying that they are an accredited investor under Regulation D of the Securities Act, and that Eclipsys, in its sole discretion, approves be added to such schedule within such time period.

“Small Holder Cash” means the aggregate cash paid to Small Holders pursuant to Section 2.7(f).

“Software” means all of the following used, licensed or sold in the Business, but excluding any Company Licensed IP: (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code; and (ii) machine-readable databases and compilations of data.

“Software Documentation” means (i) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop Software, (ii) testing, validation and verification materials relating to Software, (iii) documentation, including user manuals; web materials; architectural, design, feature and functionality specifications; and training materials, relating to Software, and (iv) performance metrics, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to Software.

“Software Products” means all Software produced by MediNotes for sale or license to third parties, including, but not limited to MediNotes e EHR, MediNotes Clinician EHR/PM Suite, MediNotes Rx, MediNotes Clinician PM and MediNotes Clinician SCM.

“Stock Consideration” is defined in Section 2.12.

“Stock Percentage” is sixty-one percent (61%).

“Stockholder” means a record owner of Company Capital Stock.

“Stockholder Fraud” means Fraud by any of the Stockholders, or Fraud by any employee or other representative or agent of MediNotes (other than a Stockholder) as to which MediNotes had Knowledge or any of the Major Stockholders had actual knowledge.

“Stockholder Fund Amount” means an amount equal to $1,100,000, in cash.

“Stockholder Notes” means those certain promissory notes listed on Schedule 1(b), issued by MediNotes to the Stockholders or their Affiliates.

“Stockholders Agreement” means that certain Amended and Restated Stockholder Agreement, dated March 07, 2008, among MediNotes and the Stockholders named therein.

“Stockholders’ Representative” is defined in Section 6.9.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other interests (A) the holders of which are generally entitled to at least 50% of the vote for the election of the board of directors or other similar governing body of such corporation or other legal entity, or otherwise having the power to direct the business and policies of that Person, or (B) representing at least 50% of the outstanding Capital Stock of such corporation or other legal entity.

“Survival Period” is defined in Section 7.1(a).

“Surviving Corporation” is defined in Section 2.1, and unless the context otherwise requires, after the effective time of the Second Merger, shall mean the survivor of the Second Merger.

“Tax” means (A) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Testing Price” is defined in Section 2.12.

“Third-Party Acquisition” means (i) the acquisition by a Person, other than Eclipsys and its Affiliates, of any of the Capital Stock or assets or property of MediNotes, or any interest therein, whether by issuance, or sale or other disposition of Capital Stock, sale, lease, license or other disposition of assets, merger or otherwise, other than sales or licenses of products to customers in the ordinary course of business consistent with past practice, or (ii) any other transaction that would interfere with or delay the Closing or the ability of MediNotes to operate the Business and control its assets substantially as operated and controlled by MediNotes on the date hereof.

“Third-Party Claim” is defined in Section 7.6(a).

“Threatened” a claim, proceeding, dispute or other matter shall be deemed to have been “threatened” if any demand or statement has been made, or any other notice has been given, that would lead a prudent person to conclude that such a claim, proceeding, dispute or other matter is reasonably likely to be asserted, commenced or otherwise pursued; in each case either made in writing or orally to Donald G. Schoen, Davin Hills or Travis Bond, or to any other person if Donald G. Schoen, Davin Hills or Travis Bond has been informed or would have been informed after making reasonable inquiry; provided that such duty to make reasonably inquiry shall not be required to be made any more frequently than in conjunction with MediNotes certifying as to the accuracy of its representations and warranties made herein, which are as of the date of this Agreement and the Closing.

“Transaction Documents” means, collectively, this Agreement, the Holdback Escrow Agreement, the Voting Agreement, the Employment Agreements, the Royalty Termination Agreement, the Commission Agreement, the Investor Questionnaires and the letter of transmittal of each Stockholder, and all certificates contemplated to be delivered hereunder.

“True-Up Reserve Amount” means an amount equal to $250,000, in cash.

“Unrelated Accounting Firm” is defined in Section 2.11.

“Valuation Date” is defined in Section 2.12.

“Value of Stock Consideration” is defined in Section 2.12.

“WARN Act” is defined in Section 6.10(c).

“Warrant Consideration” is defined in Section 2.7(e).

“Warranty Claim” means any claim based upon any theory of product liability, strict liability, negligence, misrepresentation, product defect, breach of warranty (express or implied), and any other similar claims that relates to the products and services of MediNotes, including the Software Products.

“Year-End Financial Statements” is defined in Section 4.5(a).

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the laws of the State of Iowa, Merger Sub shall be merged with and into MediNotes pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) MediNotes shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Iowa as a wholly owned Subsidiary of Eclipsys (until the Second Merger occurs), (c) all of the properties, rights, privileges, powers and franchises of MediNotes will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of MediNotes will become the debts, liabilities, obligations and duties of the Surviving Corporation; and (d) all of the properties, rights, privileges, powers and franchises of Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place on the second Business Day following the satisfaction or, to the extent permitted by applicable law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, subject to such satisfaction or waiver), by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, and immediately prior to the Closing, the parties shall cause a certificate of merger substantially in the form attached as Exhibit A (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Iowa.

(c) The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Iowa or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time that the Merger shall become effective is herein referred to as the “Effective Time.”

2.3 Effects of the Merger.

(a) The Merger shall have the effects provided for herein and in the applicable provisions of Iowa Legal Requirements.

(b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of such shares of common stock of the Surviving Corporation.

2.4 Certificate of Incorporation and By-laws. From and after the Effective Time, (a) the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with the provisions thereof and applicable law, and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until amended in accordance with the provisions thereof and applicable law.

2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either MediNotes or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of MediNotes or Merger Sub, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as such officers or directors may deem necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement. Notwithstanding anything contained herein to the contrary, all rights granted to and obligations of the Surviving Corporation hereunder shall also be for the benefit and the obligation of the survivor of the Second Merger.

2.7 Effect of Merger on the Capital Stock of MediNotes.

(a) Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, by virtue of the Merger and without any action on the part of Eclipsys, Merger Sub or MediNotes, each Share that is held by Eclipsys, MediNotes or any Subsidiary of Eclipsys or MediNotes immediately prior to the Effective Time, shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(b) Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, Dissenting Shares shall be treated in accordance with Section 2.8.

(c) Subject to Section 2.7(f), at the Effective Time, by virtue of the Merger and without any action on the part of Eclipsys, Merger Sub, MediNotes or the Stockholders, each Share that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any Shares cancelled pursuant to Section 2.7(a)) shall be cancelled and extinguished and shall be converted automatically into the right to receive, subject to the terms and conditions set forth in this Agreement (subject to the holdback of the Holdback Amount), the following consideration:

(i) each share of Series A Preferred Stock will be converted only into the right to receive $.71 in cash, plus an amount equal to any accrued and unpaid dividends (the “Series A Liquidation Preference”);

(ii) each share of Series B Preferred Stock will be converted into the right to receive (a) $4.75 in cash, plus an amount equal to any accrued and unpaid dividends (the “Series B Liquidation Preference”), (b) cash equal to the product of the Per Share Consideration and the Participating Cash Percentage (the “Per Share Cash Consideration”), (c) a number of shares of Eclipsys Common Stock equal to the quotient obtained by dividing (x) the Per Share Consideration less the Per Share Cash Consideration by (y) the Average Market Price (the “Per Share Stock Consideration”) and (d) the Per Share Escrow Amount;

(iii) each share of Series C Preferred Stock will be converted only into the right to receive $4.75 in cash, plus an amount equal to any accrued and unpaid dividends (the “Series C Liquidation Preference”);

(iv) each share of Series D Preferred Stock will be converted only into the right to receive $800 (the “Series D Liquidation Preference”), of which (A) the Cash Percentage shall be payable in cash (the “Series D Cash Liquidation Preference”) and (B) the Stock Percentage shall be payable in shares of Eclipsys Common Stock (with such number of shares of Eclipsys Common Stock equal to such stock portion value, divided by the Average Market Price) (the “Series D Stock Liquidation Preference”); and

(v) each share of Company Common Stock will be converted into the right to receive (a) the Per Share Cash Consideration, (b) the Per Share Stock Consideration and (c) the Per Share Escrow Amount.

(d) At the Effective Time, each Company Option then outstanding shall, whether or not then vested, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted without exercise only into and, subject to the terms and conditions set forth in this Agreement, represent only the right to receive (subject to the holdback of the Holdback Amount), with respect to each share of Company Common Stock then subject to purchase under such Company Option:

(i) cash equal to the Per Share Consideration less the exercise price per share of such Company Option (“Option Consideration”); and

(ii) the Per Share Escrow Amount.

(e) At the Effective Time, each Company Warrant then outstanding shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted without exercise only into and, subject to the terms and conditions set forth in this Agreement, represent only the right to receive (subject to the holdback of the Holdback Amount), with respect to each share of Company Common Stock then subject to purchase under such Company Warrant:

(i) cash equal to the Per Share Consideration less the exercise price per share of such Company Warrant (“Warrant Consideration”); and

(ii) the Per Share Escrow Amount.

(f) Notwithstanding anything to the contrary in this Section 2.7, Small Holders will receive the entire amount of consideration to which they are each entitled in respect of the Merger entirely in cash. Notwithstanding anything to the contrary in this Agreement, if after deduction from the Cash Merger Consideration of the cash portion of the Holdback Amount, the payment of cash to the Small Holders pursuant to the foregoing sentence and the payment of cash to holders of the Company Options and Company Warrants pursuant to the foregoing, the amount of the Cash Merger Consideration remaining is insufficient to pay the Aggregate Liquidation Preference entirely in cash, the Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference and Series D Cash Liquidation Preference may be paid ratably in Eclipsys Common Stock to the extent the Aggregate Liquidation Preference exceeds the Cash Merger Consideration available after such deductions, and to the extent the holders of such shares of preferred stock are not Small Holders. For purposes of calculating the amount of Merger Consideration payable to each Effective Time Company Holder pursuant to this Section 2.7, all amounts payable in cash to such Effective Time Company Holder shall be aggregated and rounded up to the nearest whole cent, all shares of Eclipsys Common Stock payable to such Effective Time Company Holder shall be aggregated and rounded down to the nearest whole share. No fractional shares of Eclipsys Common Stock will be issued by virtue of the Merger, but in lieu thereof each Effective Time Company Holder that would otherwise be entitled to a fraction of a share of Eclipsys Common Stock (after aggregating all fractional shares of Eclipsys Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Instruments or in the case of a lost, stolen or destroyed Certificate or Instrument, upon delivery of an affidavit (and bond, if required) pursuant to Section 2.9(f), receive from Eclipsys an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Average Market Price (less any applicable withholding tax).

(g) Escrow Merger Consideration, if any, will be paid: (i) in cash, to Small Holders and holders of Company Options and Company Warrants with respect to such Company Options and Company Warrants; and (ii) in cash and Eclipsys Common Stock, to all Effective Time Company Holders (other than (A) Small Holders, and (B) in respect of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, each of which do not entitle the holder to any portion of the Escrow Merger Consideration), as set forth in the Escrow Agreement.

2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Section 2.7(a)) outstanding immediately prior to the Effective Time and held by an Effective Time Company Holder who has not voted in favor of the Merger or consented thereto in writing and who has properly asserted dissenters’ rights in accordance with Division XIII of the Iowa Business Corporation Act (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such Effective Time Company Holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment thereunder. If, after the Effective Time, any such Effective Time Company Holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7(c), without interest. MediNotes shall give Eclipsys (a) prompt notice of any demands received by MediNotes for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Iowa law and received by MediNotes relating to a stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Iowa law. MediNotes shall not, except with the prior written consent of Eclipsys, voluntarily make any payment with respect to any demands for payment for Capital Stock of MediNotes, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.9 Payment for Shares, Company Options and Company Warrants.

(a)(i) At or prior to the Effective Time, Eclipsys shall, or shall cause the Surviving Corporation to, make available to ComputerShare (the “Paying Agent”), for the benefit of the Effective Time Company Holders, the Closing Payment.

(ii) The “Closing Payment” shall consist of: (A) a number of shares of Eclipsys Common Stock equal to the quotient of (x) the Closing Payment Amount less the Closing Payment Cash divided by (y) the Average Market Price; and (B) the Closing Payment Cash. The “Closing Payment Amount” shall be an amount equal to the

Estimated Purchase Price, less the sum of the Holdback Amount and the Dissenting Share Amount. The “Closing Payment Cash” shall be an amount equal to (A) the product of (x) the Estimated Purchase Price less the Indemnification Amount and (y) the Cash Percentage, less (B) the sum of the True-Up Reserve Amount, the Stockholder Fund Amount and the Dissenting Share Amount.

(iii) The cash component of the Closing Payment shall be invested at the discretion, and for the benefit, of Eclipsys or the Surviving Corporation, as the case may be, pending payment therefor by the Paying Agent to the Effective Time Company Holders. Earnings from such investments shall be the sole and exclusive property of Eclipsys or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Effective Time Company Holders.

(iv) If any Shares become Dissenting Shares after the payment by Eclipsys or the Surviving Corporation to the Paying Agent of the Closing Payment, Eclipsys may instruct the Paying Agent to, and the Paying Agent shall promptly upon receipt of such instruction, remit to Eclipsys the portion of the Closing Payment allocable to such Dissenting Shares.

(b) At the Closing, Eclipsys shall deposit or cause to be deposited the Holdback Amount with the Escrow Agent. The Holdback Amount shall be held and invested in, and distributed out of, three (3) separate escrow accounts, all as provided in the Holdback Escrow Agreement and this Agreement (the “Escrow Accounts”). The Escrow Account for the Indemnification Amount shall be used to pay Damages, if any, to the Eclipsys Indemnified Parties. The Escrow Account for the Stockholder Fund Amount shall be available to pay Seller Transaction Expenses and to reimburse the Stockholders’ Representative for out-of-pocket costs and expenses incurred in the performance of his or her duties hereunder, including fees of attorneys and accountants employed by the Stockholders’ Representative necessary to discharge his or her duties as Stockholders’ Representative. Notwithstanding the foregoing, the Stockholders’ Representative may direct in writing that certain Seller Transaction Expenses be paid at Closing, rather than such amounts being paid into the Escrow Account for the Stockholder Fund Amount. The Escrow Account for the True-Up Reserve Amount shall be used to pay to Eclipsys any shortfall if the Estimated Purchase Price exceeds the Purchase Price, with the balance of any amount not so used being transferred to the Escrow Account for the Stockholder Fund Amount upon written instructions of the Stockholders’ Representative to the Escrow Agent, which may be given any time after payments pursuant to Section 2.10(d) have been made. Promptly following the date that is 456 days after the Closing Date (the “Holdback Termination Date”), Eclipsys and the Stockholders’ Representative shall give joint written instructions to the Escrow Agent to (A) retain any portion of the Escrow Account for the Indemnification Amount subject to good faith pending claims by Eclipsys under this Agreement or the other Transaction Documents (the “Claimed Amount”) as of such date, and (B) pay any remaining part of the funds in such Escrow Account to the Effective Time Company Holders according to Section 2.7(g). Any Claimed Amount unpaid at the Holdback Termination Date shall be paid pursuant to the Holdback Escrow Agreement upon a final resolution of the applicable claim. Promptly following the Holdback Termination Date, the Stockholders’ Representative shall give written instructions to the Escrow Agent to pay any remaining part of the funds in the Escrow Account for the Stockholder Fund Amount to the Effective Time

Company Holders according to Section 2.7(g). The interests of the Effective Time Company Holders in the Escrow Accounts shall not be assignable or transferable, whether directly, indirectly or by operation of law, except in the event of death to an Effective Time Company Holder’s estate, personal representative or heirs by will or the laws of descent and distribution; provided, however, that as a condition to any such transfer the transferee(s) shall hold such interests subject to the terms and conditions of this Agreement and the Holdback Escrow Agreement and the transferee(s) shall execute and deliver to Eclipsys and the Escrow Agent an agreement in form and substance satisfactory to Eclipsys agreeing to be bound by the terms and conditions of this Agreement and the Holdback Escrow Agreement.

(c) As promptly as practicable after the Closing Date, Eclipsys or the Surviving Corporation, shall cause the Paying Agent to mail to each Effective Time Company Holder whose Company Capital Stock was converted with the right to receive the consideration described in Section 2.7: (i) a letter of transmittal in form acceptable to Eclipsys; and (ii) instructions for surrendering certificates that represented Shares immediately prior to the Effective Time (“Certificates”) and any instruments representing Company Options or Company Warrants (“Instruments”), in exchange for payment therefor (other than holders of Certificates representing Dissenting Shares). Upon surrender of a Certificate for cancellation to the Paying Agent or such other agent or agents as may be appointed by Eclipsys, together with such letter of transmittal duly executed and delivered, the holder of such Certificate shall become entitled to receive in exchange therefor (as promptly as practicable thereafter), the consideration specified in Section 2.7(c). Upon surrender, such Certificate will be cancelled. Upon receipt of a duly executed and delivered letter of transmittal by Eclipsys and any associated Instrument, the holder of Company Options or Company Warrants will become entitled to receive (as promptly as practicable thereafter) consideration therefor in accordance with Section 2.7(d) or Section 2.7(e), as applicable. No portion of any Merger Consideration will be paid to the holder of any Shares, Company Options or Company Warrants until a letter of transmittal has been validly executed and delivered pursuant hereto, with all Certificates and related Instruments. Payment pursuant to this Section 2.9(c) will be made ratably by the Paying Agent from the Closing Payment, provided that if at the time of any payment hereunder, the Final Closing Date Net Working Capital, the Final Closing Date Cash and the Final Closing Date Debt shall have been determined pursuant to Section 2.10(d), such payment hereunder shall be based on any adjusted amounts pursuant to the provisions of Section 2.10(d). If payment in respect of any Certificate or Instrument is to be made to a Person other than the Person in whose name such Certificate or Instrument is registered, it shall be a condition of payment that the Certificate or Instrument so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or Instrument or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Eclipsys and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or Instrument have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.9, any Certificate (other than Certificates representing Shares described in Section 2.7(a) and any Dissenting Shares) or Instrument shall be deemed, at any time after the Effective Time, to represent only the right to receive (upon execution and delivery as described herein) the portion of the Merger Consideration payable with respect thereto, including cash, without interest, as contemplated herein.

(d) At the Effective Time, the stock transfer books of MediNotes shall be closed and there shall thereafter be no further registration of transfers of any Shares, Company Options or Company Warrants, or any conversion or exercise thereof. If, after the Effective Time, a Certificate or Instrument (other than a Certificate representing Shares described in Section 2.7(a)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.9 (subject to Section 2.8 with regard to Dissenting Shares).

(e) All Merger Consideration paid upon conversion of the Shares in accordance with the terms of this Article II and all Merger Consideration deposited with the Escrow Agent pursuant to Section 2.9(b), in each case, subject to adjustment as set forth in Section 2.10, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Shares represented thereby, except as otherwise provided herein or by applicable law.

(f) If any Certificate (other than a Certificate representing Dissenting Shares) or Instrument shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate or Instrument the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.9(c) for the Shares, Company Options or Company Warrants represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a satisfactory indemnity.

(g) Promptly following the date that is 180 days after the Effective Time, Eclipsys shall be entitled to require the Paying Agent to deliver to it any funds and other property (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Effective Time Company Holders, and any Certificates, Instruments or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to Eclipsys only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates or Instruments, without interest. Notwithstanding anything to the contrary in this Section 2.9, to the fullest extent permitted by Legal Requirements, none of the Paying Agent, Eclipsys or the Surviving Corporation shall be liable to any holder of a Certificate or Instrument for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

(h) The amount of the Merger Consideration payable to holders of Shares, the Company Warrants and the Company Options and any other applicable numbers or amounts, shall be adjusted as necessary to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

2.10 Calculation of Net Working Capital, Closing Payment and Final Adjustments.

(a)(i) The Current Assets, the Current Liabilities, the Final Closing Date Net Working Capital, the Estimated Closing Date Net Working Capital, the Final Closing Date Debt, the Estimated Closing Date Debt, the Final Closing Date Cash and the Estimated Closing Date Cash shall be calculated, as applicable (A) consistent with the hypothetical calculations set forth in Schedule 2.10; (B) consistent with the practices and policies of MediNotes used in preparing the Financial Statements; and (C) with all normal and recurring accounting entries reflected therein and all errors and omissions corrected.

(ii) Each line item component or subcomponent of the Current Assets, Current Liabilities, the Final Closing Date Debt, the Estimated Closing Date Debt, the Final Closing Date Cash and the Estimated Closing Date Cash shall be calculated in conformity with GAAP.

(iii) For purposes of calculating the Current Assets, the Current Liabilities, the Final Closing Date Net Working Capital, the Estimated Closing Date Net Working Capital, the Final Closing Date Debt and the Estimated Closing Date Debt, such calculation shall not take into account (A) the impact of any purchase accounting adjustments relating to Eclipsys’s acquisition of MediNotes, including any write-up or write-down of assets or liabilities resulting from such purchase accounting, or (B) any Seller Transaction Expenses unpaid as of the Closing Date, provided such expenses are (y) less than or equal to the Stockholder Fund Amount available for payment thereof and (z) paid on or before the date that is 59 days after the Closing Date.

(iv) At least two Business Days prior to the Closing Date, MediNotes shall provide Eclipsys with its good faith estimate of the Seller Transaction Expenses that will not be paid on or before the Closing Date. The Stockholders’ Representative shall give prompt written instructions to the Escrow Agent to pay any of the Seller Transaction Expenses not paid on or before the Closing Date out of the Stockholder Fund Amount within 59 days after the Closing Date. If the Seller Transaction Expenses exceed the amount in the Stockholder Fund Amount, the portion, if any, of such excess paid by Eclipsys to the creditors thereof shall be reimbursed to Eclipsys by the Stockholders in their Pro Rata Portion, in cash, or, at Eclipsys’s option, paid to Eclipsys from the Escrow Account for the Indemnification Amount.

(b) At least five Business Days prior to the Closing Date, MediNotes shall deliver to Eclipsys its good faith calculations of the Estimated Closing Date Net Working Capital, the Estimated Closing Date Cash and the Estimated Closing Date Debt. Within two Business Days after receipt of such calculations, Eclipsys shall provide MediNotes with Eclipsys’s written comments thereto, and MediNotes shall in good faith consider any such comments. Estimated Closing Date Net Working Capital, Estimated Closing Date Cash and Estimated Closing Date Debt shall be as agreed by the parties, provided that if they do not agree, then such amounts shall be as calculated by MediNotes, provided further that if the Estimated Purchase Price exceeds $42,000,000, then if Eclipsys so elects, the Closing will be delayed until the parties agree on the Estimated Purchase Price.

(c)(i) Within 60 days following the Closing, Eclipsys shall prepare and deliver to the Stockholders’ Representative a balance sheet of MediNotes as of the Closing Date showing Eclipsys’s good faith determination of the Final Closing Date Net Working Capital, the Final Closing Date Cash and the Final Closing Date Debt (the “Eclipsys Final Calculations”).

(ii) On or before the date which is 15 days after the date of Eclipsys’s delivery to the Stockholders’ Representative of the Eclipsys Final Calculations, the Stockholders’ Representative shall deliver to Eclipsys a notice of objection, stating in reasonable detail the grounds for such objection and signed by the Stockholders’ Representative (an “Objection Notice”), or a notice of acceptance signed by the Stockholders’ Representative (an “Acceptance Notice”), with respect to the Eclipsys Final Calculations. Eclipsys shall provide the Stockholders’ Representative and any accountants and other representatives engaged by the Stockholders’ Representative, upon reasonable advance notice, access to such books and records of MediNotes relating to the Eclipsys Final Calculations as may be reasonably requested by the Stockholders’ Representative.

(iii) The Eclipsys Final Calculations shall be final and binding on the parties if an Acceptance Notice is delivered to Eclipsys or if no Objection Notice is delivered to Eclipsys with respect to such amounts within the 15 day period required by Section 2.10(c)(ii). If an Objection Notice is delivered, the potential dispute with respect to the Eclipsys Final Calculations shall be resolved as set forth in Section 2.11, and the Final Closing Date Net Working Capital, the Final Closing Date Cash or the Final Closing Date Debt, to the extent in dispute, determined pursuant to such procedures, in addition to the undisputed amounts, shall be final and binding on the parties.

(d) Upon determination of the Final Closing Date Net Working Capital, the Final Closing Date Cash and the Final Closing Date Debt pursuant to Section 2.10(c), Eclipsys shall determine the Purchase Price. If the Purchase Price exceeds the Estimated Purchase Price, then Eclipsys shall deposit with the Paying Agent an amount in cash (subject to Section 2.12), equal to the difference (less a ratable portion attributable to any Dissenting Shares), which the Paying Agent shall distribute to the holders of Participating Shares (other than holders of Dissenting Shares) according to Section 2.7. If the Purchase Price is less than the Estimated Purchase Price, then the Stockholders’ Representative shall provide written instructions to the Escrow Agent to pay that shortfall in cash to Eclipsys out of the True-Up Reserve Amount, and if the shortfall exceeds the True-Up Reserve Amount, such excess will be paid to Eclipsys by the Effective Time Company Holders in their Pro Rata Portion, if any, in cash, or, at Eclipsys’s option, paid to Eclipsys from the Indemnification Amount. Payments pursuant to this Section 2.10(d) shall be made in cash (subject to Section 2.12) by wire transfer of immediately available funds within five Business Days after, as applicable, the delivery of the Acceptance Notice, the expiration of the 15 day period, if no Objection Notice is delivered, the agreement of the parties after consultation, or the issuance by the Unrelated Accounting Firm of its final report pursuant to Section 2.11. Notwithstanding anything contained herein to the contrary, if the Purchase Price exceeds the Estimated Purchase Price, but in an amount less than $250,000, then Eclipsys shall deposit with the Escrow Agent, for addition to the Escrow Account for the Indemnification Amount, such difference. Further, if the Purchase Price exceeds the Estimated

Purchase Price by more than $250,000, but the Paying Agent has paid to Effective Time Company Holders more than 50% of the Closing Payment, then Eclipsys may make such payment directly to the Effective Time Company Holders, in its discretion.

2.11 Dispute Resolution of Calculation of Net Working Capital, the Closing Date Cash or the Closing Date Debt. If an Objection Notice is given with respect to any or all of the Eclipsys Final Calculations, the Stockholders’ Representative and Eclipsys shall consult with each other with respect to the objection. If Eclipsys and the Stockholders’ Representative are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to the Dallas, Texas office of such nationally recognized independent accounting firm, or economic consulting or valuation firm, as is mutually agreed to by Eclipsys and the Stockholders’ Representative (the “Unrelated Accounting Firm”). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than 45 days following submission of the matter to the Unrelated Accounting Firm) and to resolve only those issues of dispute set forth in the Objection Notice (subject to any items resolved by the parties after consultation pursuant to the first sentence of this Section 2.11). In resolving any disputed issues relating to the Eclipsys Final Calculations, the Unrelated Accounting Firm shall act as experts and not as arbitrators. The resolution by the Unrelated Accounting Firm of the disputed amount, and the undisputed amounts, shall be final and binding on the parties for purposes of determining the Final Closing Date Net Working Capital, the Final Closing Date Cash and the Final Closing Date Debt, and the amounts owed by the parties under Sections 2.10(d), if any. The Effective Time Company Holders shall promptly pay the entire amount of the expenses of the Unrelated Accounting Firm if the Unrelated Accounting Firm determines Eclipsys to be correct in its determination, net in the aggregate, of the Final Closing Date Net Working Capital, the Final Closing Date Cash and the Final Closing Date Debt. Eclipsys shall promptly pay the entire amount of the expenses of the Unrelated Accounting Firm if the Unrelated Accounting Firm determines the Stockholders’ Representative to be correct, net in the aggregate, in his or her determination of the Final Closing Date Net Working Capital, the Final Closing Date Cash and the Final Closing Date Debt. If neither Eclipsys nor the Stockholders’ Representative is correct, then Eclipsys and the Effective Time Company Holders shall share the expenses of the Unrelated Accounting Firm in such proportion as the Unrelated Accounting Firm may determine appropriately reflects the relative accuracy of their respective determinations. If the Effective Time Company Holders are obligated to pay some or all of the expenses of the Unrelated Accounting Firm, the Stockholders’ Representative shall give written instructions to the Escrow Agent to make any such payment out of the Escrow Account for the Stockholder Fund Amount. If the remaining funds in the Escrow Account for the Stockholder Fund Amount are insufficient to make such payment, such additional cash as may be required to make such payment shall promptly be paid to the Unrelated Accounting Firm by the Effective Time Company Holders in their Pro Rata Portion, or, if the Effective Time Company Holders fail to do so, the expenses or the portion of the expenses of the Unrelated Accounting Firm allocable to the Effective Time Company Holders may, at Eclipsys’s option, be paid from the Escrow Account for the Indemnification Amount.

2.12 Continuity of Interest Adjustments. Notwithstanding anything in this Agreement to the contrary, if the product of (A) the number of shares of Eclipsys Common Stock to be issued in the Merger in exchange for Shares (without taking account of any shares of Eclipsys

Common Stock that is transferred into the Escrow Account) (the “Stock Consideration”) and (B) the Testing Price of Eclipsys Common Stock as reported on the Nasdaq Stock Market for the trading session that closes immediately before the Effective Time (or other applicable valuation date under Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e)) (such date the “Valuation Date” and such product the “Value of Stock Consideration”) is less than 40% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the amount of Non-Stock Consideration shall be reduced and the number of shares of Eclipsys Common Stock issued in the Merger in exchange for Shares shall be increased pro rata based on the cash consideration to which any Effective Time Company Holder is otherwise entitled pursuant to the Merger so as to cause such percentage to be equal to 40%. The additional shares of Eclipsys Common Stock to be issued in lieu of cash in exchange for Shares pursuant to the preceding sentence shall be determined using a per share value equal to the Average Market Price. For purposes of this paragraph, the “Non-Stock Consideration” shall mean (a) any cash consideration paid pursuant to the Merger (including cash included in the Holdback Amount and any adjustment payment pursuant to Section 2.10(d)), (b) any cash and the fair market value of any property that is distributed, transferred or paid by MediNotes to its stockholders (whether in a redemption transaction or as a dividend distribution) in connection with the Merger, and (c) any other cash or property (other than shares of Eclipsys Common Stock) that is transferred, paid or distributed by Eclipsys (or any Person related to Eclipsys within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Shares in exchange for such Shares in connection with the Merger (including any payments of expenses incurred in connection with the disposition of fractional shares in the Merger). The “Testing Price” shall be the lowest trading price of the Eclipsys Common Stock on the Valuation Date.

2.13 Approval. The receipt of the Company Stockholder Approval shall be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders and the Effective Time Company Holders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MAJOR

STOCKHOLDERS

Except as set forth in the disclosure schedule delivered to Eclipsys concurrent herewith, that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Disclosure Schedule”), each Major Stockholder, severally but not jointly, and only as to itself, represents and warrants to Eclipsys, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Ownership of the Shares, Company Options and Company Warrants. Such Major Stockholder is the sole record and beneficial owner of the Shares, Company Options and Company Warrants set forth next to such Stockholder’s name in Section 3.1 of the Disclosure Schedule, has good and valid title in such Shares, Company Options and Company Warrants, free and clear of all adverse claims and other Liens, and its interests in MediNotes represented by such Shares, Company Options and Company Warrants shall be transferred to Eclipsys in the Merger free and clear of all adverse claims and other Liens (other than Liens arising from the actions of Eclipsys). Such Shares are duly registered in the name of such Major Stockholder on the stock register of MediNotes. Such Company Options and Company Warrants are duly registered in the name of such Major Stockholder on the option or warrant register of MediNotes, as applicable. Except for this Agreement, the Stockholders Agreement and the Voting Agreement, the Shares are not subject to any voting trust or stockholder agreement or other similar Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

3.2 Authorization, Validity, and Effect of Agreements. Such Major Stockholder has all requisite right, capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by such Major Stockholder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Major Stockholder and constitutes, and the other Transaction Documents to be executed by such Major Stockholder (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of such Major Stockholder, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether in equity or at law.

3.3 No Violations; Consents.

(a) The execution and delivery by such Major Stockholder of this Agreement, and the other Transaction Documents and the consummation of the transactions contemplated herein and therein in accordance with the terms hereof and thereof do not and will not (i) violate any settlement agreement, Order or material Legal Requirement applicable to such Major Stockholder, or such Major Stockholder’s properties or assets, or (ii) violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material breach or default) under, any of the terms, conditions or provisions of any Contract to which such Major Stockholder is a party or by which such Major Stockholder’s assets or properties are bound (including the Shares).

(b) No Consent is required to be made by or with respect to such Major Stockholder in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

(c) There are no pending or Threatened lawsuits, arbitrations, proceedings, investigations or other claims against such Major Stockholder that would be reasonably expected to prevent or materially alter or delay the transactions contemplated by this Agreement and the other Transaction Documents.

(d) If the Major Stockholder is not an individual, neither the execution and delivery by such Major Stockholder of this Agreement or the other Transaction Documents, nor the consummation by such Major Stockholder of the transactions contemplated herein and therein in accordance with the terms hereof and thereof, will conflict with or result in a breach of any provisions of its articles of incorporation or by-laws, trust agreement or other governing documents.

3.4 Related Party Transactions.

(a) Neither such Major Stockholder nor any Affiliate or any immediate family member thereof:

(i) has, or at any time since January 1, 2007 had, any interest in any assets or property (whether real, personal, or mixed and whether tangible or intangible), used by MediNotes, or otherwise used in or pertaining to the Business;

(ii) owns, or at any time since January 1, 2007 has owned (of record or as a beneficial owner) Capital Stock or other financial interest in, any Person that (A) has, or at anytime since January 1, 2007 had, business dealings with MediNotes or a material financial interest in any transaction with MediNotes, or (B) is, or at anytime since January 1, 2007 has, engaged in activities that are, or could reasonably be expected to become, competitive with the Business, except in each case for (1) the acquisition of Company Capital Stock or (2) ownership (of record or as a beneficial owner) of less than one percent (1%) of the outstanding capital stock of any Person that is publicly traded on any national or foreign stock exchange, or the over-the-counter market; or

(iii) is, or since January 1, 2007 was, a party to any Contract with, or has any claim or right against, MediNotes, with the exception of (x) any applicable Stockholder Note, (y) the Stockholders Agreement and agreements to purchase Shares, all of which have been fully performed or will be extinguished on or before the Effective Time, and (z) as to Travis Bond only, (A) the royalty agreement entered into by MediNotes and the Bond Entities, dated December 8, 2007, which was terminated and of no further force and effect on February 25, 2008, and (B) the royalty agreement entered into by MediNotes with the Bond Entities, pursuant to the Bond Agreement, under which MediNotes has performed all obligations required to be performed by it and is not in breach or default thereunder.

(b) There are no Contracts between (i) such Major Stockholder, or his or its Affiliates (other than MediNotes), or, if applicable, any immediate family member of such Major Stockholder, on the one hand, and (ii) any officer, director or employee of MediNotes, on the other hand, provided that if such Major Stockholder is an Institutional Major Stockholder, the representations in this Section 3.4(b) shall be made to the Knowledge of such Institutional Major Stockholder.

(c) If the Major Stockholder holds a Stockholder Note, MediNotes is not in default with respect to such Stockholder Note, nor do any facts or circumstances exist that will, or with notice or lapse of time would, constitute a default under any such Stockholder Note.

3.5 Investment Intent.

(a) Such Major Stockholder represents and acknowledges to Eclipsys that the Stock Consideration to be received by such Major Stockholder pursuant to this Agreement is being acquired by such Major Stockholder for its own account and not with a view to the distribution thereof.

(b) Such Major Stockholder, alone or together with the Persons it has retained to advise it with respect to the transactions contemplated hereby and the proposed investment in the Stock Consideration to be received by such Major Stockholder pursuant to this Agreement, has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of such proposed investment. Such Major Stockholder acknowledges and understands that the Stock Consideration has not been registered under the Securities Act and therefore, cannot be sold without registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(c) Each Major Stockholder understands that shares of Eclipsys Common Stock issued in certificate form as part of the Merger Consideration will bear, and any other document that evidences uncertificated shares delivered as part of the Merger Consideration will bear, the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER WILL BE EFFECTED IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AT THAT TIME AMENDED, AND SUCH STATE SECURITIES LAWS, OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS, WHICH MAY THEN BE AVAILABLE THERETO.”

(d) Such Major Stockholder understands that Eclipsys will remove such legend and transfer restriction only in the event that (i) such Major Stockholder transfers the Stock Consideration received as Merger Consideration pursuant to and in the manner provided for in an effective registration statement covering the transfer or sale of such shares, or (ii) such Major Stockholder shall have delivered to Eclipsys a letter from the staff of the SEC, or an opinion of counsel in form and substance satisfactory to Eclipsys to the effect that such legend is not required under or for the purposes of the Securities Act and any applicable state securities laws or (iii) counsel to Eclipsys has advised Eclipsys that shares that would be subject to removal of the transfer restriction represent only such number of shares of Eclipsys Common Stock as such Major Stockholder, in a single transaction, could then sell under Rule 144 promulgated under the Securities Act.

(e) Such Major Stockholder has delivered to Eclipsys an Investor Questionnaire in the form attached hereto as Exhibit F, and the information set forth in such Investor Questionnaire is true, correct and complete. Such Major Stockholder understands that Eclipsys will rely on such Investor Questionnaire and the other representations of such Major Stockholder set forth herein in issuing the Stock Consideration to be received as Merger Consideration by such Major Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEDINOTES

Except as set forth in the Disclosure Schedule, MediNotes represents and warrants to Eclipsys, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 MediNotes Existence; Good Standing. MediNotes is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa. MediNotes is licensed or qualified to do business as a foreign corporation and in good standing in each of the jurisdictions listed on Section 4.1 of the Disclosure Schedule. MediNotes is not required to be licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction, except where the lack of such license or qualification would not reasonably be expected to have a Material Adverse Effect on MediNotes or the Business. MediNotes has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. The copies of the MediNotes Articles of Incorporation and by-laws previously delivered, or made available, to Eclipsys are true, correct and complete, and such documents are in full force and effect and have not been supplemented or amended since they were delivered or made available to Eclipsys.

4.2 Subsidiaries. MediNotes does not hold, nor has it ever held, directly or indirectly, any Capital Stock of any other Person. There are no obligations or other Contracts, contingent or otherwise, of MediNotes to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

4.3 Capitalization.

(a) The authorized Capital Stock of MediNotes consists solely of 50,000,000 shares of Company Common Stock, of which 3,473,959 shares are issued and outstanding on the date hereof, and 25,000,000 shares of preferred stock, of which (i) 1,250,000 shares are designated as Series A Preferred Stock, of which 422,654 shares are issued and outstanding on the date hereof, (ii) 1,100,000 shares are designated as Series B Preferred Stock, of which 936,842 shares are issued and outstanding on the date hereof, (iii) 1,000,000 shares are designated as Series C Preferred Stock, of which 729,271 shares are issued and outstanding on the date hereof, and (iv) 1,000 shares are designated as Series D Preferred Stock, of which no shares are issued and outstanding on the date hereof. The Shares, Company Options and Company Warrants are held of record by the Persons and in the amounts set forth in Section 4.3(a)(i) of the Disclosure Schedule, and except as set forth therein, there is no Capital Stock of MediNotes outstanding. The parties acknowledge that the outstanding shares set forth above may change prior to the Closing Date as a result of (A) conversion of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding on the date hereof according to the terms of such preferred stock or exercise of the Company Options and Company Warrants outstanding on the date hereof according to terms of such Company Options or Company Warrants, as the case may be, in each case for shares of Company Common Stock, and (B) the issuance of 1,000 shares of Series D Preferred Stock pursuant to the terms and conditions of the Settlement Agreement, and MediNotes agrees to provide the Capitalization Update on or before the Closing Date, which shall set forth an accurate and complete update of all such changes through the Closing Date, arising after the date hereof in the holders of

MediNotes Capital Stock, or the number and class of shares of MediNotes Capital Stock held by any such holder. Except for the Stockholders Agreement, the Settlement Agreement and the Company Options and Company Warrants set forth in Section 4.3(a)(i) of the Disclosure Schedule, and the rights granted to Eclipsys and Merger Sub under this Agreement, there are no outstanding obligations of MediNotes, contingent or otherwise, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Capital Stock of MediNotes. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Company Common Stock. Shares of Series D Preferred Stock are not convertible.

(b) All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and none of such Shares has been issued in violation of or, except as specified in the Stockholders Agreement, is subject to, any option, call, right of first refusal, preemptive, subscription or similar right. Except for the Settlement Agreement, the Company Options set forth in Section 4.3(a)(i) of the Disclosure Schedule and the Company Warrants set forth in Section 4.3(a)(i) of the Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other Contracts which obligate MediNotes to issue, or MediNotes or any of the Stockholders to transfer, any Capital Stock of MediNotes. The outstanding Company Capital Stock has been issued in compliance with all applicable Legal Requirements.

(c) MediNotes does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with its Stockholders on any matter and there are no equity equivalent interests in the ownership or earnings, or distributions upon liquidation or sale of assets, of MediNotes.

(d) MediNotes is not in default or breach (and no event has occurred which with notice or lapse of time or both, would constitute a breach or default) of any term or provision of the MediNotes Articles of Incorporation or its by-laws.

4.4 Material Contracts; No Violation.

(a) Except for the Contracts listed in Section 4.4(a) of the Disclosure Schedule, MediNotes is not a party to, and none of its assets or properties is bound by, any:

(i) Contract that involves performance of services or delivery of Software or other products of MediNotes or any other Person, except for Contracts providing for payments by or to MediNotes of less than $25,000 in any instance or $100,000 in the aggregate;

(ii) Contract with or obligation to any Governmental Entity, including but not limited to development agreements;

(iii) Contract for the future purchase of materials, services or equipment (A) with a future Liability potentially in excess of $25,000 in any instance or $100,000 in the aggregate, or (B) that are not cancelable by MediNotes on no more than 60 days’ notice without liability, penalty or premium;

(iv) license, option, escrow agreement or other Contract relating in whole or in part to Company IP, other than licenses contained in Contracts entered into in the ordinary course of business, consistent with past practice, with resellers and other customers of MediNotes for the delivery of Software or other products of MediNotes;

(v) lease, sublease or similar Contract under which (A) it is a lessor or sublessor of real property owned by any other Person, or makes available for use to any Person, any portion of any premises otherwise occupied, leased or subleased by it, or (B) it is a lessee or sublessee of, or holds or uses any real property owned by any other Person;

(vi) lease, sublease or similar Contract under which (A) it is a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, or (B) it is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by it, except in each case for Contracts providing for payments by or to MediNotes of less than $25,000 in any instance or $100,000 in the aggregate;

(vii) Contract with any of its officers, directors or employees or any of its former officers, directors or employees, including employee policies of MediNotes (including any severance pay or change in control agreement or policy of MediNotes to provide such payments, and whether such payments are payable upon a termination that is voluntary or non-voluntary);

(viii) employee collective bargaining agreement or other Contract with any labor union;

(ix) covenant not to compete or other Contract restricting, or imposing requirements related to, the conduct or location of its business;

(x) management, consulting, financial advisory or other similar type of Contract;

(xi) Contract under which it has borrowed any money from, or issued any Debt to, any Person;

(xii) Contract under which it or any other Person has guaranteed Debt or other obligations directly or indirectly;

(xiii) Contract that grants or contemplates the granting of a security interest in any of its assets or property;

(xiv) Contract not entered into in the ordinary course of business;

(xv) Contract providing for indemnification of any Person;

(xvi) power of attorney;

(xvii) Tax sharing or Tax allocation agreement;

(xviii) joint venture or partnership agreement or similar Contract;

(xix) Contract (A) that commits MediNotes to make any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures totaling more than $100,000 in the aggregate, or (B) that does not terminate pursuant to its terms within one year of the date hereof, and is not cancelable by MediNotes within one year without liability, penalty or premium;

(xx) Contract providing for the purchase or other acquisition of any business or operations of another Person, whether through merger, stock purchase, asset purchase or otherwise; or

(xxi) any other Contract that is material to it that is not otherwise listed in Section 4.4(a) of the Disclosure Schedule.

The Contracts listed on Section 4.4(a) of the Disclosure Schedule, or required to be listed thereon, are referred to herein as the “Material Contracts.”

(b)(i) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable against MediNotes, and to the Knowledge of MediNotes, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether in equity or at law, (ii) MediNotes has performed all material obligations required to be performed by it under the Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of MediNotes, (A) no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon any of the assets or properties of MediNotes under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Material Contract or provisions thereof; (iv) no party to any Material Contract has given any written notice of an alleged breach thereof or otherwise Threatened such a breach; and (v) MediNotes has not received any written notice that any party to any Material Contract intends to cancel or terminate such Material Contract, to renegotiate such Material Contract, or to exercise or not exercise any options thereunder, and no such intent to cancel, terminate, renegotiate or exercise has been otherwise Threatened.

(c) Neither the execution and delivery by MediNotes of this Agreement and the other Transaction Documents, nor the consummation of the Merger and Second Merger, and any other transactions contemplated herein and therein in accordance with the terms hereof and thereof, will violate, or conflict with, or result in a breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon any of the assets or properties of MediNotes under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Material Contract or provision thereof.

(d) No Consent of any party to a Material Contract is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Merger and Second Merger, and any other transactions contemplated hereby and thereby.

(e) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Material Contracts entered into on or prior to the date hereof have been provided to Eclipsys, or will be provided to Eclipsys within five Business Days after the date hereof, and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided to Eclipsys promptly after being so entered into. There are no terms of any Material Contract not set forth in the copies thereof provided to Eclipsys. The terms and conditions of all of the Material Contracts were negotiated at arm’s length.

4.5 Financial Statements; No Undisclosed Liabilities.

(a) Section 4.5(a) of the Disclosure Schedule sets forth true and complete copies of (i) MediNotes’ balance sheet, and related statement of income, statement of cash flows and changes in stockholders equity as of and for the twelve-month periods ended December 31, 2007, 2006, and 2005, in each case audited by LWBJ, LLP, independent certified public accountants, with such accountant’s unqualified reports attached thereto (the “Year-End Financial Statements”), and (ii) MediNotes’ balance sheet and related statement of income and cash flows as of and for the six months ended June 30, 2008 (the “Interim Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements”).

(b) The Financial Statements (i) were prepared by MediNotes in accordance with the books and records of MediNotes, (ii) are true, correct and complete in all material respects, and (iii) reflect the consistent application of all accounting principles, practices and methods of MediNotes throughout the periods thereof, except as disclosed therein, and (iv) fairly present the financial condition and results of operation of MediNotes as of the dates and for the periods covered thereby, all in accordance with GAAP (consistently applied, except as disclosed therein). The Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. No financial statements of any other Person are required by GAAP to be included in the financial statements of MediNotes.

(c) There are no Liabilities of MediNotes other than: (i) Liabilities accrued on the balance sheet dated as of June 30, 2008; and (ii) current Liabilities incurred and unpaid since June 30, 2008 that have been incurred in the ordinary course of business consistent with past practice, are accrued on the balance sheet of MediNotes as of the Closing Date, and are included in the calculations of the Estimated Current Liabilities, Estimated Closing Date Net Working Capital, Final Current Liabilities and the Final Closing Date Net Working Capital, as applicable. Deferred revenue amounts indicated on the balance sheet dated as of June 30, 2008 do not, and Current Liabilities will not, reflect reserves for Threatened claims against MediNotes or claims that, to the Knowledge of MediNotes, are likely to be made against MediNotes.

(d) None of the Stockholders or MediNotes have been advised by any independent certified public accountant of MediNotes that there is a significant deficiency or material weakness in the design or operation of MediNotes’ internal controls.

4.6 Authority; No Violations; Consents.

(a) MediNotes has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party and, subject to obtaining approval of the Stockholders, voting separately by each class and series representing a majority of the outstanding Company Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, respectively (the “Company Stockholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MediNotes of this Agreement and each of the Transaction Documents to which MediNotes will be party and the consummation by MediNotes of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of MediNotes. Except for obtaining the Company Stockholder Approval, no other corporate proceedings on the part of MediNotes are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the other Transaction Documents to which MediNotes will be a party will have been, duly executed and delivered by MediNotes. This Agreement constitutes, and upon their execution each of the Transaction Documents to which MediNotes will be a party will constitute, the legal, valid and binding obligations of MediNotes, enforceable against MediNotes in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether in equity or at law.

(b) The execution and delivery by MediNotes of this Agreement, and the other Transaction Documents and the consummation of the transactions contemplated herein and therein in accordance with the terms hereof or thereof will not:

(i) conflict with or result in a breach of any provisions of the MediNotes Articles of Incorporation or its by-laws; or

(ii) violate any settlement agreement, Order or material Legal Requirement applicable to MediNotes, or its properties or assets; or

(iii) result in the imposition of any Lien upon or with respect to any of the assets or properties owned or used by MediNotes.

(c) No Consent is required to be made by or with respect to MediNotes in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

4.7 Compliance; Permits; Litigation.

(a) MediNotes is, and at all times has been, in compliance in all material respects with all settlement agreements, material Permits, Orders, and material Legal Requirements to which it or any of its properties, assets, operations or business is subject and all non-governmental restrictions as to its property or asset use. To the Knowledge of MediNotes, no event has occurred or circumstance or condition exists that (with or without the lapse of time, the giving of notice, or both) (A) may constitute or result in a violation by MediNotes of, or a failure on the part of MediNotes to comply in all material respects with the terms of any settlement agreement, material Permit, Order, or material Legal Requirement, or (B) may give rise to any obligation of MediNotes to undertake or bear all or any portion of the cost of any material remedial action of any nature. Neither MediNotes nor any of the Stockholders has received any written notice or other written communication from any Governmental Entity or other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, the terms of any settlement agreement, material Permit, Order, or material Legal Requirement, or that give rise to any obligation of MediNotes to undertake, or bear all or any portion of the cost of, any material remedial action of any nature, and no such actual, alleged, possible or potential violation or failure to comply or obligation has been otherwise Threatened.

(b) MediNotes has at all times obtained all material Permits. Except where the failure to have a Permit would not individually or in the aggregate be material, MediNotes currently holds all of the Permits necessary to permit MediNotes to lawfully conduct and operate its business and to own and use its assets and properties in the manner it currently operates the business and owns and uses such assets and properties, and all such Permits are in full force and effect. Section 4.7(b) of the Disclosure Schedule sets forth a list of the material Permits held by MediNotes. No material Permit held by MediNotes (A) is scheduled to expire within the period beginning on the date hereof through six months after the Closing, or (B) will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

(c) To the Knowledge of MediNotes, there is no proposed plan, proceeding or effort or proposed change to any Legal Requirements, whether or not directly involving MediNotes, by any Governmental Entity or other Person which in any way challenges or would be reasonably expected to adversely affect MediNotes or the Business, including any Permits.

(d)(i) Section 4.7(d)(i) of the Disclosure Schedule sets forth a list and description of all pending, Threatened, or to the Knowledge of MediNotes reasonably probable, lawsuits, arbitrations, proceedings, investigations or other claims against

MediNotes, its officers, directors or employees (as such), or any of its properties, assets, operations or business, including but not limited to any action which would be reasonably expected to prevent or materially alter or delay the transactions contemplated by this Agreement and the other Transaction Documents.

(ii) There is no lawsuit, arbitration, proceedings, investigations or other claim by MediNotes pending, threatened or contemplated against any other Person.

(iii) To the Knowledge of MediNotes, no event has occurred or circumstance or condition exists that may give rise to or serve as the basis for the commencement of any lawsuit, arbitration, proceeding, investigation or other claim described in Section 4.7(d)(i) or (ii).

(e) MediNotes is not a party to, and its assets and properties are not subject to, any Order, or any settlement agreement with any Governmental Entity or arbitration tribunal or other Person.

4.8 Absence of Certain Changes.

(a) Since January 1, 2008, MediNotes has conducted its business only in the ordinary course of such business consistent with past practice and there has not been:

(i) any event that has occurred or circumstance or condition that exists which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on MediNotes or the Business;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Capital Stock or any redemption or repurchase of any Capital Stock of MediNotes, or, any other payment by MediNotes of any kind to any Stockholder or any Affiliate of any Stockholder (other than salary or employment related expenses in the ordinary course of business consistent with past practice);

(iii) any material change in the accounting principles, practices or methods of MediNotes;

(iv) any amendment to the MediNotes Articles of Incorporation or its by-laws, except for amendments expressly contemplated in the Bond Agreement;

(v) any increase in the salaries or other compensation payable to any officer, director or employee of MediNotes or any increase in, or addition to, other benefits to which such officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement and which are listed on Section 4.10(a) of the Disclosure Schedule, as required by law, or, with respect to the employment terms of former employees of the Bond Entities who were employed by MediNotes in connection with the asset purchase transaction contemplated by the Bond Agreement, changes made contemporaneously with and as a result of that transaction);

(vi) any material adverse change, or to the Knowledge of MediNotes, any threat of a material adverse change, in the relations of MediNotes with, or any loss or threat of loss of, any of the suppliers or customers or employees of MediNotes;

(vii) any sale, assignment, transfer, license or other disposal of any Intellectual Property or interest therein, except licenses of the Software Products to customers in the ordinary course of business consistent with past practice;

(viii) any termination, cancellation, amendment or waiver of any material Contract or other right material to MediNotes, except for note and royalty cancellations expressly contemplated in the Bond Agreement; or

(ix) any agreement to take any action or omit to take any action (A) described in this Section 4.8, or (B) that would constitute a breach of any of the representations and warranties of MediNotes or the Major Stockholders contained in this Agreement.

(b) No actions or events have occurred that would violate the provisions of Sections 6.1(a) through (t).

4.9 Taxes.

(a) All Tax Returns that were required to be filed by or with respect to MediNotes have been accurately prepared and timely filed. All such Tax Returns are true, correct, and complete in all respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Legal Requirements. MediNotes has at all times complied with applicable Legal Requirements pertaining to Taxes, including, without limitation, all applicable Legal Requirements relating to record retention.

(b) MediNotes has timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has established in the Interim Financial Statements an adequate reserve in accordance with GAAP for all Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that have accrued but are not yet due or payable as of the date of such statements. All Taxes of MediNotes accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in MediNotes’ operating results. The provisions for Taxes currently payable on the Interim Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of MediNotes as of the date of such statements.

(c) No claim has been made by any taxing authority in any jurisdiction where MediNotes does not file Tax Returns that MediNotes is or may be subject to Tax by that jurisdiction and to the Knowledge of MediNotes no such claim is being contemplated. No extensions or waivers of statutes of limitations with respect to any Tax Returns or Taxes have been given by or requested from MediNotes. No power of attorney has been granted by MediNotes with respect to any matter relating to Taxes.

(d) No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or are Threatened with respect to MediNotes and to the Knowledge of MediNotes no such action or proceeding is being contemplated. All deficiencies asserted or assessments made against MediNotes as a result of any examinations, audits, or other proceedings by any Taxing authority have been fully paid. No issue has been raised in any such examination, audit, or other proceeding, which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency in Taxes of MediNotes.

(e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets or properties of MediNotes. No asset or property of MediNotes (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code; or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) MediNotes is not a party to or bound by any closing agreement, offer in compromise, or other Contract with any Taxing authority that could affect Taxes for which MediNotes or Eclipsys may be liable. MediNotes is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(g) MediNotes is not and has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes. MediNotes has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Legal Requirements, as transferee or successor, by Contract or otherwise.

(h) MediNotes is not a party to any plan or other Contract that has resulted or would result, separately or in the aggregate, in connection with this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) MediNotes has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third-party.

(j) There is no taxable income of MediNotes that is required under applicable Tax Legal Requirements to be reported by MediNotes for a taxable period beginning after the date hereof which taxable income was realized (and reflects economic income arising) prior to the date hereof or relates to a transaction that occurred prior to the date hereof. MediNotes has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of MediNotes from any taxable period ending on or before the date hereof to any taxable period ending after such date.

(k) MediNotes will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (including pursuant to Section 481(a) of the Code or any similar Legal Requirement), (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(l) MediNotes has not engaged in a transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1).

(m) MediNotes is not subject to Tax, is not engaged in a business, and does not have a permanent establishment in any jurisdiction outside of the United States of America.

(n) MediNotes is not a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.

(o) MediNotes is not, nor has it ever been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

(p) MediNotes has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) None of the shares of MediNotes’ outstanding Capital Stock constitutes “restricted stock” (i.e., stock that is subject to a risk of forfeiture) for purposes of Section 83 of the Code with respect to which an election under Section 83(b) of the Code has not been made.

(r) MediNotes does not currently hold, and has not at anytime held, an interest in any Subsidiary that was organized under the laws of a jurisdiction outside the United States.

(s) Neither MediNotes nor, to the Knowledge of MediNotes, any of its Affiliates or shareholders has taken or has agreed to take any action that would prevent the Merger followed by the Second Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(t) All of MediNotes’ indebtedness, instruments, contracts, financial positions and other arrangements that MediNotes has treated as debt for U.S. federal income tax purposes (by deducting interest or otherwise) are properly classified as debt rather than as equity for such purposes, and have not been treated as other than debt for any other purpose. None of MediNotes’ options and warrants are properly classified as stock of MediNotes for U.S. federal income tax purposes.

(u) MediNotes has not made, and will not make, any distributions to its shareholders prior to, in contemplation of, or otherwise in connection with, the transactions contemplated by this Agreement. Neither MediNotes nor any Person related to MediNotes (as defined in Treasury Regulation Section 1.368-1(e)) has acquired or has any plan or intention to acquire any stock of MediNotes in contemplation of the transactions contemplated by this Agreement or otherwise as part of a plan of which these transactions are part.

4.10 Certain Employee Plans.

(a) Section 4.10(a) of the Disclosure Schedule lists all Company Benefit Plans. With respect to each Company Benefit Plan, true, complete and correct copies of such plans and the most recent summary plan descriptions thereof and any summaries of material modifications, if any, have been furnished to Eclipsys, along with the two most recent annual reports on Form 5500 (including schedules) filed with the Internal Revenue Service for each Company Benefit Plan where such report is required and the most recent favorable IRS determination letter for each Company Benefit Plan that is intended to be qualified pursuant to Section 401(a) of the Code.

(b) Neither MediNotes nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred any liability (contingent or otherwise) with respect to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or any other employee benefit plan that is subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

(c) MediNotes does not provide any health, welfare or life insurance benefits to any of its former or retired employees other than pursuant to Section 4980B of the Code or similar state laws.

(d) (i) Each Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms and all applicable Legal Requirements.

(ii) MediNotes has in all material respects performed all obligations, whether arising by operation of any Legal Requirements or by Contract, required to be performed by it in connection with the Company Benefit Plans.

(iii) To the Knowledge of MediNotes, there have been no defaults or violations by any other party to the Company Benefit Plans.

(iv) There are no actions, suits, or claims pending (other than routine claims for benefits) or Threatened against, or with respect to, any of the Company Benefit Plans, there is no matter pending with respect to any of the Company Benefit Plans before any Governmental Entity, and to the Knowledge of MediNotes, there is no basis for any such action, suit or claim.

(v) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service, and since the date of each most recent determination, no event has occurred, and no condition or circumstance exists, that has adversely affected or is reasonably likely to adversely affect such qualified status.

(vi) Neither MediNotes, nor, to the Knowledge of MediNotes, any other fiduciary or party in interest of any Company Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

(vii) MediNotes and, to the Knowledge of MediNotes, its ERISA Affiliates, have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Company Benefit Plan and applicable Legal Requirements.

(e) The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (either alone or in combination with any other action or event) will not (i) require MediNotes to make a larger contribution to, or pay greater benefits or provide other rights under, any Contract or Company Benefit Plan than it otherwise would, (ii) create or give rise to any additional vested rights or service credits under any Contract or Company Benefit Plan, or (iii) entitle any employee, officer or director of MediNotes to severance, termination allowance or similar payments. MediNotes is not a party to any Contract, nor has MediNotes established any other policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for MediNotes upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(f) In connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other action or event), no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made under any Contract, Company Benefit Plan or otherwise that would result in the imposition of the sanctions imposed under Section 4999 of the Code.

(g) Each current and former employee of MediNotes has been correctly classified for purposes of each Company Benefit Plan as an eligible or ineligible employee and any retroactive re-classification will not affect any employee’s benefit under any Company Benefit Plan.

(h) Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

4.11 Labor Matters.

(a) MediNotes is not a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or Threatened against MediNotes or relating to its business. There has not been and there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of MediNotes. There are no pending claims or controversies by or between MediNotes and any of its current or former employees, no such claims or controversies are Threatened and no event has occurred or circumstances or conditions exist that would support a claim by any current or former employee against MediNotes. None of the Major Stockholders or MediNotes has received notice of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of MediNotes. MediNotes is and has always been in compliance in all material respects with all applicable Legal Requirements relating to employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.

(b) Section 4.11(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of all employees employed by MediNotes, including, the salaries or wages or other payment terms, and positions and duties of each such employee, the state in which such employee is located, and whether such employee is required to be paid overtime pay under any applicable Legal Requirements. Each employee listed on Section 4.11(b)(i) of the Disclosure Schedule is hired “at will,” meaning MediNotes or such employee can terminate such employment, with or without cause, at any time, without liability. Section 4.11(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of independent contractors retained by MediNotes who (i) assisted with the development of Company IP or (ii) were paid in the aggregate more than $25,000 since January 1, 2007, indicating the purposes or projects for which each was retained. All Persons who have performed services for MediNotes and have been classified as independent contractors, and all Persons who have performed services for MediNotes and have been classified as exempt employees not entitled to overtime pay under applicable Legal Requirements, have been at all times properly classified as such in accordance with all Legal Requirements. The classification, job description or duties of the employees of MediNotes and independent contractors of MediNotes have not been changed. Section 4.11(b)(iii) of the Disclosure Schedule contains a complete and accurate list of each former employee of MediNotes receiving benefits or entitled to receive benefits under any life insurance, medical insurance or other coverage or benefits offered by MediNotes or which MediNotes is obligated to provide or fund, other than medical insurance provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, at no cost to MediNotes.

(c) To the Knowledge of MediNotes, no employee of MediNotes is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of MediNotes, or (ii) the ability of MediNotes to conduct its business. No Key Employee has threatened to terminate his or her employment with MediNotes, as a result of the transaction contemplated hereby or otherwise.

(d) There has not been and is no pending or Threatened discrimination, wrongful termination or wage and hour proceedings, claims, charges or complaints against or involving MediNotes before the National Labor Relations Board, the Occupational Safety & Health Administration (OSHA), the Equal Employment Opportunity Commission (EEOC), or any other Governmental Entity, and no event has occurred or circumstances or conditions exist that would support such a claim.

4.12 Restrictions on Business Activities.

(a) There is no currently effective Order or Legal Requirement, or any Order, or, to the Knowledge of MediNotes, any Legal Requirement or other action by a Governmental Entity, pending before a Governmental Entity or, to the Knowledge of MediNotes, being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of the Business.

(b) Neither MediNotes nor any director, officer, agent, employee or, to the Knowledge of MediNotes, any consultant or contractor of MediNotes, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, that is (A) illegal or (B) violates any policy of MediNotes; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of MediNotes.

4.13 Real Property.

(a) Section 4.13(a) of the Disclosure Schedule provides a true, correct and complete list of all of the Contracts relating to all real property leased to MediNotes (which property includes MediNotes’ right title and interest in any leasehold improvements thereon and personal property and fixtures therein, and in each case all of MediNotes’ rights and interest in any other rights, subleases, licenses, permits, deposits and profits appurtenant or related to such Lease, the “Leased Real Property”). The Leased Real Property constitutes all the fee and leasehold interests in real property (A) held by MediNotes or (B) used in connection with, necessary for the conduct of, or otherwise material to, the Business.

(b) MediNotes has valid and enforceable Leases relating to the Leased Real Property under which MediNotes is entitled to occupy and use such Leased Real Property in connection with the operation of the Business, and there is no breach or default on the part of MediNotes under any such Lease or, to the Knowledge of MediNotes, any other party to any such Lease.

(c) To the Knowledge of MediNotes, all of the buildings, fixtures and other improvements respecting the Leased Real Property are in good operating condition and repair, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other Legal Requirements.

4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Disclosure Schedule sets forth a true, complete and accurate list of the following Company Owned IP (other than trade secrets and know how): Company Registered IP, material Software and material unregistered Trademarks, indicating for each: (i) for each item thereof the beneficial owner thereof and, if different, the record owner thereof; (ii) whether such Company Owned IP is Company Registered IP; and (iii) for Company Registered IP, (A) the applicable registration or application, issuance or other identifying number, (B) the date, status, and applicable territories of such registration, issuance or filing, as applicable, and (C) the status, including the date and description of any action that is due within 90 days of the date hereof in connection with such registration, issuance or filing, as applicable.

In the case of any Company Registered IP in which a Person other than MediNotes holds an interest, Section 4.14(a)(ii) of the Disclosure Schedule identifies such Company Registered IP and Person and accurately and fully describes the extent of such interest. All Company Owned IP was created solely by employees or contractors of MediNotes and without any participation or funding by any Governmental Entity or other Person. No Person has an interest in any Company Owned IP that would entitle them to exploit the Company Owned IP without the consent of MediNotes and no such consents have been given by MediNotes.

(b) Section 4.14(b) of the Disclosure Schedule (i) sets forth a true, complete and accurate list of all Company Licensed IP that is (A) incorporated into the products of MediNotes provided to customers or provided to customers in connection with products or services of MediNotes, (B) “resold” or sublicensed to customers by MediNotes, (C) used by MediNotes as a development tool (excluding commercially available, non-customized software and PC applications at a cost of less than $10,000 for current use by MediNotes, such as Word or Windows, that are not incorporated into MediNotes’ products (“Off-the-Shelf Software”)); or (D) material to the Business and is not covered under clauses (A), (B) or (C); (ii) identifies the license or other Contract pursuant to which such Company Licensed IP is being licensed to or used by MediNotes (each, a “License-In Agreement”); (iii) sets forth, to the extent applicable, the number or quantity of copies of the Company Licensed IP that MediNotes is permitted to use or distribute, the number or quantity that MediNotes is using or distributing, and the number or quantity that MediNotes expects to use or distribute in the next three years; and (iv) sets forth a complete and accurate list of the amount of any remaining unused prepaid royalty and identifies those License-In Agreements under which such royalty or license fee (excluding fees for maintenance and support) was paid or may become payable by MediNotes by reason of the passage of time, use or exploitation of Intellectual Property licensed thereunder. True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of all License-In Agreements entered into by MediNotes on or prior to the date hereof have been provided to Eclipsys and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any License-In Agreements entered into by MediNotes after the date hereof and prior to or on the Closing Date will be provided to Eclipsys promptly after being so entered into. There are no terms of any License-In Agreements not set forth in the copies thereof provided to Eclipsys. The terms and conditions of all of the License-In Agreements were negotiated at arm’s length. Without limiting the foregoing, MediNotes has acquired rights to all Company Licensed IP (including without limitation Off-the-Shelf Software) in sufficient quantities and of sufficient scope to cover all of MediNotes’ past and current use(s) and copies of the Company Licensed IP and those reasonably anticipated to be needed (y) for internal use during the year after the Closing Date in accordance with current business plans, and (z) for the duration of the terms (including during any periods subject to a renewal right) of any Contract with or binding on MediNotes or its properties pursuant to which Company Licensed IP is used by third parties. Furthermore, the rights licensed under each License-In Agreement shall be exercisable by MediNotes on and after the Closing Date to the same extent and at the same cost as MediNotes had prior to the Closing Date, and no Person granting rights under any License-In Agreement has given notice in writing, or such other form as permitted by such License-In Agreement, to the Major Stockholders or MediNotes or Threatened that it intends to terminate such License-In Agreement prior to the expiration of the existing term thereof or to deny any request for an extension of such term.

(c) MediNotes has good and valid title to all of the Company Owned IP, free and clear of any Liens except for Permitted Liens, and (i) all registrations, applications and filings for the Company Registered IP are valid, enforceable, and in full force and effect, and (ii) MediNotes has the right to enforce the Company Owned IP against the Stockholders and third parties. MediNotes is not, and will not with the passage of time or satisfaction of conditions become, obligated to make any payment to any Person in connection with the manufacture, use, sale, importation, distribution, display, modification or other exploitation of any Company Owned IP. MediNotes is free to make, use, modify, copy, distribute, sell, license, import, export and otherwise exploit all Company Owned IP on an exclusive basis subject only to nonexclusive (x) use pursuant to end-user licenses granted to customers; (y) distribution rights granted to the resellers or distributors listed in Section 4.14(c) of the Disclosure Schedule; and (z) nondisclosure or confidentiality agreements pursuant to which any Person has been granted access to Company Owned IP but in which such agreement does not grant the right to exploit such Company Owned IP; in each case of (x) through (z) in the ordinary course of business consistent with past practice and disclosed to Eclipsys prior to the date hereof. No current or former employee, officer, director, stockholder, consultant or independent contractor of MediNotes has any valid right, claim or interest in or with respect to any Company IP which would impair or which could give rise to the impairment of the use, distribution, license or other exploitation of the Company IP by MediNotes or Eclipsys or their successors or transferees.

(d) MediNotes has taken reasonable measures and precautions to protect, preserve and maintain the confidentiality and secrecy of all trade secrets and other confidential information material to the Business, including at a minimum: (i) maintaining the security of its facilities and systems so that confidential information and trade secrets are not available to Persons who are not authorized to have access; (ii) policing the use of such information; and (iii) taking appropriate action to address any misuse, or compromise of the confidentiality of such information. None of the Major Stockholders or MediNotes has disclosed or delivered or has permitted to be disclosed or delivered to any Person, and no Person has access to (other than employees of MediNotes who need such information in the course of their employment) or has any rights with respect to, trade secrets and other confidential or proprietary information material to the Business, the source code or any portion or aspect of the source code related to the Software Products or otherwise material to the Business, or any proprietary information or algorithm contained in any source code related to the Software Products or of any other Software that comprises Company Owned IP, other than instances where such trade secrets, confidential information and source code have been disclosed subject to an agreement with any Person pursuant to which such Person is required to maintain, and has not breached, the confidentiality thereof. Without limiting the generality of the foregoing, MediNotes has in all cases (A) required each Person who has contributed to, or participated in the creation or development of any of the Software Products or other Company Owned IP to execute and deliver to MediNotes an agreement, in the form of Section 4.14(d)(i) of the Disclosure Schedule, or another form provided to Eclipsys prior to the date hereof, assigning all rights in the Software Products and other Company Owned IP to MediNotes, and all such agreements are in full force and effect, and (B) marked confidential or trade secret materials as such prior to disclosure of such materials to any third-party. Section 4.14(d)(ii) of the Disclosure Schedule sets forth all Software escrow Contracts relating to the Software Products or any other Software that comprises Company Owned IP, the parties to such escrow Contracts, and the code escrowed pursuant to such escrow Contracts. No code has ever been released pursuant to any escrow arrangement. True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of all such escrow Contracts have been provided to Eclipsys.

(e) (i) None of the Company Owned IP or any of the products or services of MediNotes or the Intellectual Property used by MediNotes in its operations (including the Company Licensed IP), infringe, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any other Person, and MediNotes has not received (A) any notice or claim (oral or written) in the past six (6) years, and no Person has Threatened during such period to provide, a notice or claim, alleging or asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, or (B) any written notice or claim alleging or asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No confidential information or invention owned by any former employer of any current or former employee or consultant of MediNotes is incorporated into, used or relied upon in the products or services of MediNotes. There is no pending or Threatened claim or demand that challenges the ownership, legality, validity, enforceability, use, exploitation or modification by MediNotes of Company Owned IP or any of the products or services of MediNotes or the Intellectual Property used by MediNotes in its operations (including the Company Licensed IP) and, to the Knowledge of MediNotes, no facts or circumstances exist that could reasonably be expected to result in such a claim or demand. No Company Owned IP or any of the products or services of MediNotes or the Intellectual Property used by MediNotes in its operations (including the Company Licensed IP), is subject to any outstanding Order restricting the use thereof by MediNotes or, in the case of any Intellectual Property licensed by MediNotes to others, restricting the sale, transfer, assignment or licensing thereof by MediNotes to any Person.

(ii) MediNotes has the right to grant the licenses it grants in the course of its business.

(iii) The Company IP held by MediNotes: (A) constitutes all of the Intellectual Property used in or necessary for the conduct of the Business; and (B) constitutes all of the Intellectual Property necessary to operate the Business after the Closing in substantially the same manner as the Business has heretofore been operated by MediNotes. No rights in any Registered Intellectual Property, and to the Knowledge of MediNotes, no rights in any Intellectual Property, in each case other than the rights of MediNotes in the Company IP, are necessary to avoid infringing any Intellectual Property or other legal or contractual right of any Person in the conduct of the Business as currently or previously conducted, or as currently contemplated to be conducted by MediNotes.

(f) All Company Registered IP is valid, enforceable to the full extent permitted by the jurisdiction in which it is registered and in full force and effect, and all maintenance, annuity and other fees due in respect of such Company Registered IP have been fully paid and all filings applicable thereto have been properly made. There is (i) no trademark included in the Company Registered IP that is now involved in any opposition or cancellation proceeding and no trademark that is currently used by MediNotes has been involved in any opposition or cancellation proceeding, and (ii) no patent or patent application included in the Company Registered IP that is now involved in any interference, reissue or reexamination proceeding.

(g) To the Knowledge of MediNotes, no Person is infringing or misappropriating any Company Owned IP in any respect or making any unlawful use of any products of MediNotes in any respect. None of the Major Stockholders or MediNotes (including its representatives) has given notice to any Person in the last three years of any such infringement, misappropriation or unlawful use or alleged infringement, misappropriation or unlawful use. MediNotes has not initiated nor is it maintaining before a court or in an arbitration proceeding claims or causes of action against any other Person for infringement or misappropriation by such Person of Company Owned IP (including claims for past infringement or misappropriation of Intellectual Property). MediNotes has not, during the last twelve months, threatened in a writing sent by the legal counsel of MediNotes to initiate such proceeding.

(h) There has not been introduced by, or on behalf of, MediNotes into any Company IP incorporated into or used in conjunction with any product, system, program or Software that is or was used in any product of, or that relates to the assets of, MediNotes, including the Software Products, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(i) The existing and currently manufactured and marketed products of MediNotes, including the Software Products, in all material respects have the features and perform the functions described in (i) any agreed specifications, responses to requests for proposals or end user documentation, provided to customers or potential customers of MediNotes, and (ii) any Contracts or representations made by MediNotes or its representatives (either orally or in writing) that such customers or potential customers could reasonably rely on in deciding to purchase the products (notwithstanding any subsequent disclaimer of any representations or warranties) or would reasonably be expected to rely upon when licensing or otherwise acquiring such products, in each case, subject to subsequent changes expressly requested by the customer and to standard error and maintenance items addressed by MediNotes in the ordinary course of business. Excluding error and maintenance items adequately addressed by MediNotes in the ordinary course of business, MediNotes has not received any notice or complaints alleging that such products do not perform as described. There are no material errors or omissions in the design, creation, implementation or maintenance of any of the Software Products. MediNotes has performed all material obligations (legal and contractual) required to be performed by it under the Contracts with customers and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, with respect to material obligations required to be performed under such Contracts that are not yet due, there is no reason to expect that such obligations will not be fulfilled when they become due.

(j) No Company Owned IP is, in whole or in part, subject to the provisions of any open source, quasi-open source or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of the licensed Software in object code form; (ii) prohibits or limits MediNotes or any Affiliate from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed Software (whether in source code or object code form); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law, including without limitation, any version of any of the following: (A) GNU’s General Public License (“GPL”) or Lesser/Library GPL, (B) The Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Berkeley software design (“BSD”) license including Free BSD or BSD-style license, (F) the Sun Community Source License, (G) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), and (H) the Apache Server license.

(k) MediNotes has taken all reasonable actions, including all actions customary in the United States software industry, to document any Software and its operation that is part of the Company IP, such that the Software, including the source code, and Software Documentation:

(i) have been written in a clear and professional manner so that they may be understood, modified, maintained, enhanced and debugged in an efficient manner by programmers of ordinary skill in the art and comply with all applicable contractual requirements;

(ii) fully describe the programming of the Software, including specifications, functional and flow diagrams, tracked changes to each version of the Software; and

(iii) allow debugging of the software and addition and changes of personnel who maintain and enhance the Software without undue experimentation and exploration.

(l) MediNotes has not exported or transmitted Software, trade secrets or any other technical information, including any technical data, or the direct product of such data, to or in any country to which such export or transmission or creation is restricted by any applicable Legal Requirement, without first having obtained all necessary and appropriate United States or other Government Entity Permit(s).

(m) Section 4.14(m) of the Disclosure Schedule identifies all Software Products and any other Software that comprises Company Owned IP that incorporate encryption subroutines, listing for each applicable Software Product or other Software the modules upon which such subroutines operate and the type of encryption employed with respect to each such module.

(n) Without limiting the foregoing, the Software Products are wholly owned by MediNotes and none of the Stockholders or any third-party has any rights or interests therein.

(o) (i) Each Contract relating to Company IP (each, a “Company IP Contract”) is valid, binding and in full force and effect and is enforceable by MediNotes in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether in equity or at law;

(ii) MediNotes has performed all material obligations required to be performed by it under the Company IP Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; and

(iii) to the Knowledge of MediNotes, no other party to any of the Company IP Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of the Company IP Contracts entered into on or prior to the date hereof have been provided to Eclipsys, and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Company IP Contracts entered into after the date hereof will be provided to Eclipsys promptly after being so entered into.

(p) Neither the execution and delivery by MediNotes or the Major Stockholders of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein in accordance with the terms hereof and thereof, will violate, or conflict with, or result in a breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon any of the material properties of MediNotes, or result in being declared void, voidable, or without further binding effect, any of the provisions of any Company IP Contract.

(q) The Software Products will, in their intended and ordinary use, not cause the violation of any applicable Legal Requirements restricting the collection, use, retention or distribution of personally identifiable information, including without limitation the Health Insurance Portability and Accountability Act of 1996 and the regulations issued by the United States Department of Health and Human Services thereunder (collectively, “Privacy Regulations”). MediNotes has not violated and is not violating any Privacy Regulations, and the continuation of the Business substantially consistent with past practices, including the continued use of all Company Owned IP, after the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not violate any Privacy Regulations.

4.15 Other Assets.

(a) MediNotes owns beneficially and of record, and has good and valid title to, all assets reflected on the balance sheet of MediNotes as of December 31, 2007, contained in the Year-End Financial Statements, or thereafter acquired (except those sold or otherwise disposed of since December 31, 2007 in the ordinary course of business consistent with past practice and not in violation of this Agreement), in each case subject only to Permitted Liens.

(b) All the material tangible personal property used or owned by MediNotes has been maintained in accordance with generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted. The assets owned or leased by MediNotes include all of the material properties and other assets necessary to conduct the Business as currently conducted and planned by MediNotes.

(c) All of the books and records of MediNotes (including without limitation, the financial records and minute books of MediNotes) are true, complete and accurate in all material respects and have been maintained in accordance with generally accepted business practices. MediNotes has made true, complete and accurate copies of such books and records available to Eclipsys, and at the Closing, all of such books and records will be in the possession of MediNotes.

4.16 Environmental Matters. Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MediNotes or the Business: (a) MediNotes is now and always has been in compliance with all Environmental Laws; (b) MediNotes has all Permits necessary under Environmental Laws for the conduct and operation of the business as now being conducted by MediNotes and, to the Knowledge of MediNotes, all such Permits are in good standing; (c) there is not now, and to the Knowledge of MediNotes there has not been, any Hazardous Material used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property owned, leased or operated by MediNotes except in compliance with all applicable Environmental Laws; (d) none of the Major Stockholders or MediNotes has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Material or alleged violation of, or non-compliance with, any Environmental Law, nor to the Knowledge of MediNotes is there any basis for such a notice or claim; (e) there is no site to which MediNotes has transported or arranged for the transport of Hazardous Material which, to the Knowledge of MediNotes, is or may become the subject of any environmental action; and (f) no event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, or both, might form the basis of any Liability of MediNotes pursuant to Environmental Laws.

4.17 Insurance.

(a) Section 4.17(a) of the Disclosure Schedule contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability, life and other insurance policies in effect at any time since January 1, 2005, that insure or did insure the business, operations, directors, or employees of MediNotes or affect or relate to the ownership, use or operation of any of the property or assets (both past and present) of MediNotes, whether issued to MediNotes or to any other Person for the benefit of MediNotes (collectively, the “Insurance Policies”). For each Insurance Policy, Section 4.17(a) of the Disclosure Schedule lists (i) the names and addresses of the insurers, (ii) the names of the Persons to whom such policies have been issued (including additional insureds), (iii) the expiration dates thereof, (iv) whether the policies are currently in effect, (v) the annual premiums and payment terms thereof, (vi) whether it is a “claims made” or an “occurrence” policy, (vii) any self insured retention or deductible, (viii) the aggregate limit of the policy and the currently available limit, and (ix) a brief description of the interests insured thereby. MediNotes has provided Eclipsys with true, accurate and complete copies of each Insurance Policy.

(b) With respect to Insurance Policies currently in effect: (i) the insurance coverage provided by the Insurance Policies will not terminate or lapse by reason of consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (ii) the Insurance Policies were placed with insurers who are financially sound and reputable and, in light of the business, operations and assets of MediNotes, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such assets; (iii) the Insurance Policies are sufficient for compliance with all applicable Legal Requirements and Contracts to which MediNotes is a party or by which its property or assets are bound; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of MediNotes; and (iv) no side agreements or other Contracts exist that alter the terms of the Insurance Policies. Each current Insurance Policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and none of MediNotes, the Major Stockholders or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.

(c) Section 4.17(c) of the Disclosure Schedule contains a listing of all material open claims made or otherwise asserted by MediNotes or its officers, directors or employees against any Insurance Policy. None of the Major Stockholders nor MediNotes, nor the Person to whom any Insurance Policy has been issued has received written notice that any insurer under such Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or, to the Knowledge of MediNotes, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. To the Knowledge of MediNotes, the activities and operations of MediNotes have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies. None of MediNotes, the Person to whom any Insurance Policy has been issued or, to the Knowledge of MediNotes, any Major Stockholder, has failed to disclose any fact to the insurance companies or failed to take any other action, the consequences of which non-disclosure or failure to take action would render any Insurance Policy void, or voidable, or suspend, impair or defeat in whole or in part the insurance coverage issued thereunder. None of MediNotes, the Person to whom any Insurance Policy has been issued or, to the Knowledge of MediNotes, any Major Stockholder, has received (A) any refusal of coverage from any insurer from which MediNotes or such other Person sought coverage, (B) any notice that a defense will be afforded with reservation of rights, (C) any notice of cancellation or termination or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, or (D) any notice that MediNotes or such other Person is in default under any Insurance Policy; and to the Knowledge of MediNotes, no event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, might form the basis of any such notice or refusal.

4.18 Warranties.

(a) MediNotes has delivered to Eclipsys complete and accurate copies of all written warranties that are in effect with respect to MediNotes’ products and services, including the Software Products. There have not been any material deviations from such warranties and none of the employees or agents of MediNotes (i) is authorized to undertake obligations to any customer or to other third parties which expands such warranties, or (ii) has made any oral warranty with respect to such products or services of MediNotes. Section 4.18(a) of the Disclosure Schedule sets forth a list of all Warranty Claims currently made in writing against MediNotes or otherwise Threatened, and MediNotes’ reasonable judgment of the estimate of the aggregate Liability of MediNotes in respect of such Warranty Claims. Such estimate was prepared in good faith, based on the Knowledge of MediNotes, although the Major Stockholders do not provide any assurance that such aggregate Liability will not be exceeded. The foregoing sentence does not limit the Major Stockholders’ liability under Article VII.

(b) Without limiting the foregoing, Section 4.18(b) of the Disclosure Schedule includes all material documentation and other written materials pertaining to the Software Products that has been developed by or for MediNotes and distributed to any customers of MediNotes (the “Customer Documentation”). The Software Products conform to the Customer Documentation in all material respects, and MediNotes has not made any material representations or commitments regarding features or functionality of the Software Products other than as set forth in the Customer Documentation.

(c) Since January 1, 2006, no former customer has, and no current customer has at any time, (i) made any claim or assertion that the Software Products do not conform in any material respect to commitments made by MediNotes, (ii) cancelled any Contract with MediNotes, or (iii) refused to accept, or demanded a full or partial refund or abatement of purchase price for, Software Products delivered by MediNotes pursuant to any Contract.

(d) MediNotes has not, with respect to former customers since January 1, 2006, and with respect to current customers at any time, (i) given any rebates or refunds on license, installation, or support fees that any customers have contracted to pay, (ii) made any commitments to provide future services or Software without payment by the recipient thereof of MediNotes’ ordinary fees, other than discounts provided for in sales contracts with customers as a sales term at the time of original sale of products, in the ordinary course of business consistent with past practice, and not as a service credit or other concession, (iii) made any commitment to deliver any specific results or outcomes to any customer, (iv) had a material cost overrun (i.e., costs in excess of estimates) for any consulting services, or (v) committed to deliver to any customer any Software, or features or functionality thereof, that did not exist on the date the commitment was made.

(e) With respect to third-party Software provided by MediNotes to customers:

(i) the rights provided by MediNotes to the customer are within the scope of what MediNotes is permitted to provide pursuant to MediNotes’ Contract with the third-party provider thereof;

(ii) MediNotes has obtained from the customer all end-user agreements and other commitments required by the third-party provider thereof; and

(iii) any obligations undertaken by MediNotes in respect of the third-party Software (for example, but without limitation, representations regarding features or functionality, maintenance commitments, indemnities) are consistent with, and do not exceed, the corresponding obligations of the third-party provider thereof to MediNotes.

4.19 Customers; Suppliers.

(a) Section 4.19(a) of the Disclosure Schedule sets forth a complete and accurate list of all present and past customers of MediNotes to which MediNotes supplied and provided products and/or services with an aggregate price of more than $10,000 in 2007, or expected to be more than $10,000 in 2008, showing for each, by product and service, (i) the contractual amounts due for Software license fees, installation and training services and annual maintenance and support and project consulting services fees and revenue for the year ended December 31, 2007, and (ii) the contractual amounts due for Software license fees, installation and training services and annual maintenance and support and estimated project consulting services fees and anticipated revenue for the years ended December 31, 2008 and 2009.

(b) Since January 1, 2006, MediNotes has not received from: (i) any current or former customer any written notice or assertion of material breach, misrepresentation, breach of warranty, Software defects, design errors or malfunctions, or other failures of MediNotes to deliver upon any promises or legal or contractual obligations, and no such assertion of breach, misrepresentation, breach of warranty, Software defects, design errors or malfunctions, or other failures have been otherwise Threatened, nor to the Knowledge of MediNotes, has any event occurred, or does any circumstance or condition exist that, with or without the giving of notice or lapse of time, or both, might form the basis of any such notice or assertion; or (ii) any current customer any written notice that such customer has ceased or intends to cease or terminate its use of the products or services of MediNotes, or materially reduced or intends to materially reduce such use, whether or not as a result of the transactions contemplated hereby, or has sought to reduce the price that it pays for such products and services, and no customer has otherwise Threatened such a cessation, termination, or material reduction in use or price; and to the Knowledge of MediNotes, no customer intends to provide such notice.

(c) Section 4.19(c) of the Disclosure Schedule sets forth a complete and accurate list of all present and past suppliers of MediNotes, from which MediNotes ordered supplies or other products or services with an aggregate purchase price of more than $10,000 during the years ended December 31, 2007 and 2006, or $5,000 during the six months ended June 30, 2008, showing for each, the type of product or service purchased, and the amount of such purchases, during such periods.

(d) Neither MediNotes, nor any of the Major Stockholders, has received from: (i) any current supplier or, since January 1, 2006, any former supplier, any notice or assertion of material breach, misrepresentation, breach of warranty, or other failures of MediNotes to deliver upon any promises or legal or contractual obligations, nor to the Knowledge of MediNotes, has any event occurred, or does any circumstance or condition exist that, with or without the giving of notice or lapse of time, or both, might form the basis of any such notice or assertion; or (ii) from any current supplier any notice that such supplier has ceased or intends to cease or terminate supplying the products or services to MediNotes, or materially reduced or intends to materially reduce such supply, whether or not as a result of the transactions contemplated hereby, or has sought to increase the price that MediNotes pays for such products and services, other than general and customary price increases in the ordinary course of business, consistent with past practice, and to the Knowledge of MediNotes, no supplier intends to provide such notice.

4.20 Accounts Receivable. Section 4.20 of the Disclosure Schedule sets forth the Accounts Receivable of MediNotes as of the date of the Interim Financial Statements, with the aging of each such Account Receivable. Such Accounts Receivable represent valid obligations of the obligor thereunder and arose in the ordinary course of business of MediNotes. The Accounts Receivable of MediNotes arising after the date of the Interim Financial Statements represent valid obligations of the obligor thereunder and arose in the ordinary course of business. All of such Accounts Receivable, that have not been paid, are collectible in the ordinary course of business, net of the reserves shown on MediNotes’ balance sheet (including the balance sheet as of the Closing Date, upon which the Closing Date Net Working Capital shall be based, and which reserves therein shall not represent a materially greater percentage of the Accounts Receivable than the reserves reflected in the Interim Financial Statements).

4.21 Accounts Payable. Section 4.21 of the Disclosure Schedule sets forth all Accounts Payable as of a date no more than five Business Days prior to the date hereof, with the date incurred, creditor and amount of each Accounts Payable. Such Accounts Payable arose, and as of the Closing, the Accounts Payable reflected in the Estimated Closing Date Net Working Capital calculation (the list of which, in the same format as Section 4.21 of the Disclosure Schedule, will be provided to Eclipsys on or before the Closing) and the Final Closing Date Net Working Capital calculation, will have arisen, in arm’s length transactions in the ordinary course of business of MediNotes. No Accounts Payable are delinquent, and there are no bills representing amounts alleged to be owed by MediNotes, or other alleged obligations of MediNotes, which MediNotes has disputed or determined to dispute or refuse to pay, all or any portion thereof.

4.22 Bank Accounts. Section 4.22 of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which MediNotes maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

4.23 No Brokers. Except for Joseph R. Dunham II, no broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, MediNotes, any Major Stockholder, or any of their respective Affiliates or agents in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. None of MediNotes, the Major Stockholders nor any of their respective Affiliates has entered into any arrangement or other Contract with any Person, or taken any other actions, which could obligate any Stockholder, Eclipsys, MediNotes or any of their respective Affiliates to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, except for the Consulting Agreement dated September 5, 2007 with Joseph R. Dunham II.

4.24 Disclosure.

(a) None of the information included in any information statement or proxy statement relating to the meeting of the Stockholders to be held in connection with the Merger (the “Company Stockholders’ Meeting”), or action by written consent in lieu thereof will, at the date delivered to such Stockholders and at the date of such meeting or consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

(b) To the Knowledge of MediNotes, no representation or warranty of MediNotes or the Major Stockholders contained in this Agreement, the Transaction Documents to which it is a party or the certificates delivered pursuant to this Agreement or such Transaction Documents, and no statement contained in the Disclosure Schedule or such certificates, contains, or will contain upon delivery as set forth herein, any untrue statement of a material fact, or omits, or will omit upon delivery, to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

(c) To the Knowledge of MediNotes, there is no fact or circumstance existing or event that has occurred, that has specific application to MediNotes (other than general economic or industry conditions), that has had or is reasonably likely to have a Material Adverse Effect on MediNotes or the Business that has not been set forth in this Agreement, including the Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ECLIPSYS AND MERGER SUB

Eclipsys and Merger Sub, jointly and severally, represent and warrant to MediNotes, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Existence; Good Standing; Corporate Authority. Eclipsys is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa. Each of Eclipsys and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which such qualification is required, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Eclipsys.

5.2 Authorization, Validity, and Effect of Agreements. Each of Eclipsys and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, and the consummation by Merger Sub of the Merger, and by Eclipsys and Merger Sub of the other transactions contemplated herein and therein, has been duly authorized by all requisite corporate action on the part of each of Eclipsys and Merger Sub. This Agreement constitutes, and the other Transaction Documents to be executed by Eclipsys and Merger Sub (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Eclipsys and Merger Sub, respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether in equity or at law.

5.3 No Violation. Neither the execution and delivery by each of Eclipsys and Merger Sub of this Agreement or the Transaction Documents, nor the consummation by either of Eclipsys or Merger Sub of the transactions contemplated herein and therein in accordance with the terms hereof and thereof, will:

(i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of Eclipsys or Merger Sub, as applicable;

(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the material properties of Eclipsys or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material Contract to which Eclipsys or its Subsidiaries is a party, or by which any of their respective assets or properties are bound; or

(iii) require any Consent to be made by or with respect to Eclipsys or Merger Sub (other than approvals by their respective boards of directors, which have been obtained).

5.4 No Brokers. Neither Eclipsys nor any of its Subsidiaries has entered into any Contract with any Person, or taken any other action, which may result in the obligation of any other party to this Agreement to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except for the engagement letter with Piper Jaffray & Co., for which all obligations thereunder Eclipsys shall be solely liable.

5.5 Funds. Eclipsys will have at the Closing Date the funds necessary to pay the cash part of the Closing Payment in accordance with this Agreement.

5.6 Valid Issuance. When issued pursuant to the terms of this Agreement, the Eclipsys Common Stock constituting part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable, and none of such shares of Eclipsys Common Stock will have been issued in violation of or will be subject to any Lien, option, call, right of first refusal, preemptive, subscription or similar right, other than as may be created by the actions of the recipient.

5.7 Exchange Compliance. Eclipsys Common Stock is registered pursuant to the Exchange Act and is listed on the Nasdaq Global Select Market. Eclipsys has taken no action that is designed to terminate the registration of the Eclipsys Common Stock under the Exchange Act and/or the delisting of the Eclipsys Common Stock from the Nasdaq Global Select Market. Eclipsys is in compliance with all of the presently applicable requirements for continued listing of the Eclipsys Common Stock on the Nasdaq Global Select Market in all material respects.

5.8 SEC Filings; Financials; Absence of Changes. Each Form 10-K, Form 10-Q and any other periodic report and proxy statement required to be filed by Eclipsys under the Exchange Act, since December 31, 2007 (the “Eclipsys SEC Filings”), has been duly and timely filed by Eclipsys, and did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be included therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Eclipsys SEC Filings (a) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except that the interim financial statements do not contain footnotes and as may be indicated therein or in the notes thereto, and except as permitted by SEC rules), (b) complied as of their respective dates in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (except as otherwise disclosed in the Eclipsys SEC Filings) and (c) fairly present in all material respects the consolidated financial position of Eclipsys as of the dates thereof and the income, cash flows and changes in stockholder’s equity for the periods involved.

5.9 Tax-Free Reorganization. Neither Eclipsys nor, to the Knowledge of Eclipsys, any of its Affiliates, has taken or has agreed to take any action that would prevent the Merger followed by the Second Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. Except as expressly consented to in writing by Eclipsys, from the date hereof to the earlier of the termination of this Agreement or the Closing Date, MediNotes shall, and the Major Stockholders shall cause MediNotes:

(a) to conduct its operations according to the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) to preserve intact its business organization and goodwill, and use its commercially reasonable efforts to (i) keep available the services of its officers and employees, and (ii) maintain satisfactory relationships with its customers, suppliers and other Persons having business relationships with it in substantially the same manner as heretofore maintained;

(c) to confer on a regular basis with one or more representatives of Eclipsys, including to report material operational matters and any proposals of MediNotes to engage in material transactions, and to provide such other information as Eclipsys may reasonably request;

(d) not to amend the organizational documents of MediNotes;

(e) to notify Eclipsys within two Business Days of (i) any material change in the condition (financial or otherwise) of the business, properties, assets, Liabilities or prospects of MediNotes, (ii) any material litigation or material complaints, investigations or hearings of any Governmental Entity or other Person (or communications indicating that the same may be contemplated) against MediNotes or involving the business, operations or properties of MediNotes, or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

(f) to deliver to Eclipsys within two Business Days any material report, statement, schedule or correspondence filed or submitted by MediNotes or with respect to MediNotes or the Business, the Major Stockholders to, or received by MediNotes or with respect to MediNotes or the Business, the Major Stockholders from, any Governmental Entity;

(g) not to (i) issue any Capital Stock (other than (A) the issuance of Company Common Stock (1) upon exercise of the Company Options and Company Warrants pursuant to the terms thereof, and (2) upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to the MediNotes Articles of Incorporation, and (B) the issuance of 1,000 shares of Series D Preferred Stock pursuant to the terms and conditions of the Settlement Agreement), effect any stock split or combination, reclassify the Shares or otherwise change its capitalization from that which existed on the date of the Interim Financial Statements, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any of its Capital Stock, (iii) increase any compensation or benefits or enter into or amend any employment, severance, termination or similar Contract with any of its present or future employees, officers or directors, except for normal increases in compensation and benefits to employees consistent with past practice, (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which may be required by applicable Legal Requirements, or (v) increase the amount, or expand the scope, of any indemnification currently provided for employees, officers or directors;

(h) not to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its Shares, or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its Shares;

(i) not to sell, lease or otherwise dispose of any assets, or enter into any commitment to do so (other than licenses of its products in the ordinary course of business consistent with past practice);

(j) except in the ordinary course of business consistent with past practice, to use commercially reasonable efforts to maintain the assets and properties of MediNotes in substantially the same condition existing as of the date of this Agreement;

(k) not to (i) incur or assume any Debt or issue any Debt securities, (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other Person, (iii) modify in any manner adverse to MediNotes any outstanding Debt or other obligation of MediNotes (except for entry into the Royalty Termination Agreement pursuant to which, in conjunction with and immediately after the Closing, the Secured Promissory Note issued to MediNotes on March 13, 2008 by the Bond Entities in the principal amount of $600,000 will be cancelled), (iv) pledge or otherwise encumber any Shares, or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to create any Lien of any kind in respect to such assets except in the ordinary course of business consistent with past practices;

(l) not to change any of its accounting principles or practices, except as required by GAAP;

(m) not to:

(i) acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any Capital Stock of any Person,

(ii) except in the ordinary course of business consistent with past practices, enter into any Contract which would be required to be listed on Section 4.4(a) of the Disclosure Schedule if entered into prior to the date hereof, or amend or terminate any Material Contract (except for the Royalty Termination Agreement and Commission Agreement, which will be entered into as of the Closing), or

(iii) authorize any new capital expenditure or expenditures (except in the ordinary course of business consistent with past practice or pursuant to Contracts listed in Section 4.4(a) of the Disclosure Schedule), which, individually or in the aggregate, is in excess of $25,000;

(n) not to pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected, reserved against or disclosed in the Interim Financial Statements or incurred in the ordinary course of business thereafter consistent with past practice;

(o) not to settle or compromise any pending or threatened suit, proceeding, action or claim;

(p) not to make any material Tax election (other than in a manner consistent with prior practice), or take any material position on any material Tax Return filed on or after the date of this Agreement, change any method of accounting for Tax purposes, amend any material Tax Return, settle or compromise any Tax liability for an amount in excess of $10,000, in the aggregate, agree to an extension of a statute of limitations, or fail to file in a timely manner any Tax Returns (except as to filings for which a proper extension has been obtained) that become due or fail to pay any Taxes that become due;

(q) not to loan or advance any amount to, or enter into any Contract or other transaction with (except the Royalty Termination Agreement and the Commission Agreement with the Bond Entities, each of which will be entered into as of the Closing), or otherwise make any payments to any Stockholder, or any of their respective Affiliates or, with the exception of payments of salary or expense advancement in the ordinary course of business, consistent with past practice, in their capacity as employees of MediNotes, any officer or director thereof;

(r) not to delay or postpone the payment of any Accounts Payable or other expenses, or accelerate collection of any Accounts Receivable, or other receivables;

(s) not to take any action that would knowingly result in a breach of any representation, warranty or covenant of MediNotes or the Major Stockholders contained in this Agreement;

(t) not to take any action or fail to take any reasonable action, or agree in writing or otherwise to take or not take any such actions, having the same or similar effect, or being of the same or similar nature, as any of the actions described in Sections 6.1(a) through (s);

(u) take such action, if any, as is necessary under the terms of all Company Benefit Plans and any other documents governing the Company Options to permit all Company Options to be treated in the Merger in accordance with Section 2.7(d); and

(v) take such action, if any, as is necessary under the documents governing the Company Warrants to permit all Company Warrants to be treated in the Merger in accordance with Section 2.7(e).

6.2 Further Action.

(a) Upon the terms and subject to the conditions of this Agreement, MediNotes and the Major Stockholders, on the one hand, and Eclipsys and Merger Sub, on the other hand, shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated in this Agreement, to obtain and file in a timely manner all Consents required to consummate the transactions contemplated hereby, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to their obligations under this Agreement.

(b) (i) From the date of this Agreement until the termination of this Agreement or the Closing Date, MediNotes and the Major Stockholders, on the one hand, and Eclipsys and Merger Sub, on the other hand, shall promptly notify the other of any fact, change, circumstance, condition or occurrence that is reasonably likely to (A) materially adversely affect the ability of such party to obtain or file any Consents required for the transactions contemplated in this Agreement and the other Transaction Documents, or (B) materially adversely affect the ability of such party to perform its covenants and agreements under this Agreement or the other Transaction Documents.

(ii) Each party shall promptly notify the other parties orally and in writing if such party becomes aware of:

(A) (1) the material inaccuracy at any time of any representation or warranty contained in this Agreement of such party; or (2) the breach of any covenant or agreement under this Agreement of such party or the inability of such party to comply with or satisfy in any material respect any covenant, condition or agreement under this Agreement; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of any party or the conditions to the obligations of any party hereunder; and

(B) any notice or other communication from any third-party alleging that the Consent of such third-party is or may be required in connection with the transactions contemplated in this Agreement or the other Transaction Documents or that such third-party has a right to any portion of the Purchase Price.

(c) MediNotes shall deliver a supplement to Section 4.3 on or before the Closing Date that sets forth the capitalization of MediNotes and holders of all outstanding Capital Stock of MediNotes as of the Closing Date, which supplement, may solely reflect changes from the capitalization set forth in Section 4.3 as a result of (A) the exercise of Company Options and Company Warrants outstanding on the date hereof or conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock outstanding as of the date hereof, in each case, between the date hereof and the Effective Time, provided that such exercise or conversion is in conformity with the agreements governing such exercise delivered to Eclipsys prior to the date hereof and the MediNotes Articles of Incorporation, and the terms and conditions of this Agreement, and (B) the issuance of 1,000 shares of Series D Preferred Stock pursuant to the terms and conditions of the Settlement Agreement and this Agreement (the “Capitalization Update”). Except for the Capitalization Update, no notice under this Section 6.2 shall affect any rights of Eclipsys under Article VII.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party, including the Stockholders’ Representative, shall use its respective commercially reasonable efforts to take or cause to be taken all such necessary or desirable action.

6.3 Access to Information. From the date hereof until the earlier of termination of this Agreement or the Closing Date, upon reasonable notice and subject to applicable Legal Requirements, MediNotes shall afford Eclipsys and its accountants, counsel, and other representatives, during normal business hours, access to all of the properties and assets, books, Contracts, and other records of MediNotes reasonably requested by Eclipsys. Eclipsys shall, and shall cause its advisors and representatives to:

(i) conduct its investigation in such a manner that will not unreasonably interfere with the normal operations, customers or employee relations of MediNotes; and

(ii) treat as confidential in accordance the terms hereof all information obtained hereunder or in connection herewith regarding MediNotes and not otherwise known to them prior to disclosure hereunder.

6.4 Publicity. The initial press release relating to this Agreement shall be in the form approved by the parties. Thereafter until the Closing Date, none of MediNotes, the Major Stockholders, the Stockholders’ Representative, Eclipsys or Merger Sub may make any public statement with respect to the transactions contemplated by this Agreement or the other Transaction Documents, without the prior written consent of Eclipsys on the one hand, and MediNotes, on the other hand, except to the extent disclosure is legally required (including the requirements and rules of any stock exchange on which the Eclipsys Common Stock is traded), in which case MediNotes and Eclipsys shall consult with each other, and use reasonable efforts to agree upon the text prior to any such disclosure, to the extent reasonably feasible under the circumstances.

6.5 Expenses. Except as set forth herein, all costs and expenses (including fees of attorneys, accountants and brokers or finders) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, and if the Closing is consummated, the Seller Transaction Expenses shall be paid in accordance with the terms and conditions of the Holdback Escrow Agreement and as set forth in Section 2.9(b) and Section 2.10(a)(iv). Without limiting the foregoing, Eclipsys shall pay the fees and expenses of any broker engaged by Eclipsys and its Affiliates, including any disclosed in Section 5.4, and the fees and expenses of any brokers engaged by the Stockholders or their Affiliates (including MediNotes), and including those disclosed in Section 4.23, shall be paid as part of the Seller Transaction Expenses.

6.6 Third-Party Offers.

(a) From and after the date of this Agreement, until the earlier of the Closing or termination of this Agreement, MediNotes and each of the Major Stockholders shall, and shall cause each of their Affiliates and their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) and agents to immediately cease any discussions or negotiations with any Persons with respect to any Third-Party Acquisition, and none of the Major Stockholders or MediNotes shall, or shall authorize or permit any of its respective Affiliates or their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents to, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any Person concerning any potential Third-Party Acquisition or that may reasonably be expected to lead to any Third-Party Acquisition or attempted Third-Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third-Party Acquisition. MediNotes shall, within 24 hours, communicate to Eclipsys the existence or occurrence and the terms of any potential Third-Party Acquisition or contact or inquiry related to any potential Third-Party Acquisition that the Major Stockholders, MediNotes or any of their respective Affiliates, or their respective officers, directors, employees, representatives or agents, receive in respect of such a proposed transaction, and the identity of the Person from whom such proposal, inquiry, or other contact was received.

(b) MediNotes and the Major Stockholders jointly and severally represent and warrant to Eclipsys that each of the Major Stockholders, MediNotes, and their respective Affiliates, officers, directors, and employees, and to the Knowledge of MediNotes, the representatives (including, without limitation, any investment banker, attorney or accountant) and agents of the Major Stockholders and MediNotes, have terminated any and all existing discussions with third parties relating to a Third-Party Acquisition. The Major Stockholders and MediNotes have instructed all of their respective officers, directors, employees, representatives and agents to terminate all discussions relating to a Third-Party Acquisition.

6.7 Restrictive Covenants.

(a) The Major Stockholders recognize that the covenants of the Major Stockholders contained in this Section 6.7 are an essential part of this Agreement and that but for the agreement of each Major Stockholder to comply with such covenants Eclipsys would not enter into this Agreement. The Major Stockholders acknowledge and agree that the covenants set forth in this Section 6.7 are necessary to protect the legitimate business interests of the Business acquired by Eclipsys pursuant to this Agreement, including without limitation, trade secrets and other confidential information and goodwill, and that irreparable harm and damage will be done to Eclipsys if any Major Stockholder takes any action in any way prohibited by such covenants. In addition, the Major Stockholders acknowledge that the Purchase Price is paid in part as consideration for customer contacts and marketplace reputation developed by MediNotes for the Business and such covenants are necessary for Eclipsys to receive the full benefit of this Agreement.

(b) After the Closing, each Major Stockholder shall not individually, or in concert with any other Person, directly or indirectly:

(i) engage or become interested in, as owner, employee, partner, through equity ownership (not including up to a five percent passive equity interest in a company for which such Major Stockholder does not serve as an officer, director, employee or consultant), investment of capital, lending of money or property, rendering of services, including as a director (or equivalent), or otherwise create or initiate, any business competitive with the Business;

(ii) take, or assist any other Person in taking, any action intended to advance an interest of any competitor or potential competitor of the Business, or encourage any other Person to take such action; or

(iii) take, or assist any other Person in taking, any material action intended to cause any customer or prospective customer of the Business to use the services or purchase or license the products of any competitor of the Business.

The covenants of the Major Stockholders set forth in this Section 6.7(b) are referred to herein as the “Covenant Not to Compete.”

The Covenant Not to Compete shall cover all of the counties and other political subdivisions of the states of the United States. The Covenant Not to Compete shall bind each Major Stockholder for the three year period immediately following the Closing Date, as the same may be extended pursuant to the terms of Section 6.7(f) (the “Restrictive Period”). The Major Stockholders agree that the duration and area for which the Covenant Not to Compete set forth in this Section 6.7(b) is to be effective are reasonable.

Notwithstanding the foregoing, nothing herein shall prohibit Travis Bond from rendering services to Bond Medical Corp., Inc., a Florida corporation (“Bond Medical Group”) for so long as the business of Bond Medical Group is solely that of (A) acting as a reseller of products and services of MediNotes and (B) limited servicing of products competitive with those of MediNotes pursuant to servicing arrangements entered into prior to the date of the Bond Agreement (which Travis Bond represents is the sole business of Bond Medical Group as conducted on the Closing Date).

Each of the Major Stockholders hereby acknowledges and agrees that the benefit of the Covenant Not to Compete may be assigned by Eclipsys to any Subsidiary of Eclipsys in connection with any corporate restructuring or reorganization of Eclipsys of the Business, without the further consent of such Major Stockholder.

(c) In addition, and not in limitation of the prohibitions described in Section 6.7(b), for the Restrictive Period, each of the Major Stockholders shall not, and shall cause such Major Stockholder’s Affiliates and family members not to, directly or indirectly, and shall not cause, encourage or assist any other Person to, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Eclipsys, MediNotes or their Affiliates of which any of the Major Stockholders become aware which relate to the Business, or any part thereof and which are located in any county or any other political subdivision of the states of the United States of America.

(d) During the Restrictive Period, each of the Major Stockholders shall not, and each Major Stockholder shall cause its Affiliates not to, and shall not, cause or encourage or assist any other Persons to, directly or indirectly:

(i) perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting, recruiting or hiring any employees of Eclipsys, MediNotes or their Affiliates; or (B) soliciting or encouraging any such employee of Eclipsys, MediNotes or their Affiliates to leave the employment of Eclipsys, MediNotes or their Affiliates; or

(ii) cause, solicit or encourage any customer, or contractor, subcontractor or other supplier of Eclipsys, MediNotes or their Affiliates to terminate or adversely alter any relationship such customer or supplier may have with any of Eclipsys, MediNotes or their Affiliates.

Notwithstanding the foregoing, nothing herein shall prohibit general solicitations by the Major Stockholders or their Affiliates not directed at any specific employees of Eclipsys or MediNotes or their respective Affiliates, including any newspaper advertisements.

(e) The covenants set forth in this Section 6.7 are in addition to and not by way of limitation of any other duties any Major Stockholder may have to Eclipsys, MediNotes or their Affiliates. The Major Stockholders acknowledge that the covenants contained in this Section 6.7 impose a reasonable restraint on the Major Stockholders in light of the activities and business and future plans of Eclipsys. The Major Stockholders acknowledge that if they violate any of the covenants contained in this Section 6.7 (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to Eclipsys, MediNotes and their Affiliates and, in addition to any other remedies Eclipsys, MediNotes and their Affiliates may have, Eclipsys, MediNotes and their Affiliates shall be entitled to temporary injunctive relief and permanent injunctive relief without the necessity of proving actual damages in the event of any breach or threatened breach of such covenants. The non-prevailing party or parties shall be liable to pay all costs, including reasonable attorneys’ fees and expenses, that the prevailing party or parties may incur in enforcing or defending, to any extent, any of the Restrictive Covenants, whether or not litigation is actually commenced and including litigation of any appeal. Eclipsys, MediNotes and their Affiliates may elect to seek one or more remedies at their discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict Eclipsys, MediNotes and their Affiliates from seeking any remedies in another situation or for a continuing breach. Such action by Eclipsys, MediNotes and their Affiliates shall not constitute a waiver of any of their rights.

(f) Each of the Restrictive Covenants will be read and interpreted with every reasonable inference given to its enforceability. However, if any term, provision or condition of the Restrictive Covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator determines that any of the Restrictive Covenants are unenforceable, in whole or in part, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems enforceable under the prevailing circumstances. As to each Major Stockholder, the Covenant Not to Compete shall be deemed to be a series of separate covenants, one for each and every county or other political subdivision of the states of the United States of America, which is where the Covenant Not to Compete is intended to be effective. Any violation of the provisions of this Section 6.7 shall automatically toll the passage of the three year period with respect to the breaching Stockholder and extend the Restrictive Period for the duration of such violations with respect to the breaching Stockholder.

(g) At any time during the Restrictive Period, each or any of the Major Stockholders shall, within five (5) days of the written request of Eclipsys, certify to Eclipsys in writing (in form and substance reasonably satisfactory to Eclipsys) that such Major Stockholder is in full compliance with the covenants contained in this Section 6.7.

(h) Notwithstanding the foregoing, the Restrictive Covenants shall not apply to any Institutional Major Stockholder and its Affiliates to the extent that such Restrictive Covenants would prevent such Institutional Major Stockholder and its Affiliates from conducting its business in the ordinary course as such business was conducted in the past; provided that this Section 6.7(h) shall not apply to any Affiliates of such Institutional Major Stockholders, if such Affiliates are also Major Stockholders.

(i) Nothing contained in this Section 6.7 is intended to confer upon any individual Major Stockholder any right to employment with Eclipsys, MediNotes or their Affiliates at any time after the Closing Date.

6.8 Directors. Effective as of the Closing Date, the Major Stockholders shall cause each director to resign from their position as a director of the Board of Directors of MediNotes.

6.9 Stockholders’ Representative. The Stockholders shall at all times maintain a representative (the “Stockholders’ Representative”) for purposes of taking certain actions and giving certain consents on behalf of the Major Stockholders prior to the Closing, and the Effective Time Company Holders from and after the Closing, as specified herein. The Major

Stockholders hereby appoint Danny R. Wipff as the initial Stockholders’ Representative, and immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Stockholder shall be deemed to have consented to such appointment (or any then acting successor pursuant to the terms hereof) and the terms hereof. Another person shall be appointed as the Stockholders’ Representative if the person so designated (or any successor thereof) is unwilling or unable to so act. The Stockholders’ Representative hereby accepts such appointment. Each of the Stockholders acknowledges that actions taken, consents given and representations made by the Stockholders’ Representative on behalf of the Stockholders pursuant hereto shall be binding upon the Major Stockholders and the Effective Time Company Holders, as applicable, including all actions under Section 7.2(b) and under the Holdback Escrow Agreement. This appointment and grant of power and authority by each Stockholder is coupled with an interest and is irrevocable and shall not be terminated by any act of any Stockholder or by operation of law, whether by the death or incapacity of any individual Stockholder, or by the occurrence of any other event. The Stockholders’ Representative is authorized to take any action on behalf of the Major Stockholders or the Effective Time Company Holders, as applicable, to facilitate or administer the transactions contemplated hereby, including, without limitation, amending this Agreement, and executing such other documents or instruments as the Stockholders’ Representative deems appropriate. The Stockholders’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of, as applicable, (i) if prior to the Effective Time, the Major Stockholders holding a majority of the then outstanding aggregate fully diluted Shares held by the Major Stockholders, or (ii) from and after the Effective Time, the Effective Time Company Holders holding a majority of the outstanding aggregate fully diluted Shares at the Effective Time.

6.10 Employee Matters.

(a) The employees of MediNotes listed on Schedule 6.10(a) will, subject to Section 6.10(b), continue as at-will employees of MediNotes or Eclipsys or another Subsidiary of Eclipsys following the Closing, on terms to be determined by Eclipsys in consultation with MediNotes. If employment is continued by Eclipsys or another Subsidiary of Eclipsys other than MediNotes, the new employer shall assume any accrued but unused vacation benefits as listed on Schedule 6.10(a). Employees of MediNotes who continue in the employ of MediNotes, or Eclipsys or a Subsidiary of Eclipsys, following a reasonable transition period determined by Eclipsys in consultation with the Stockholders’ Representative, will have benefits and be employed on terms consistent with those provided by Eclipsys to its other employees at comparable levels in the organization, including annual base compensation, as applicable based on employment level, plus an opportunity to receive equity based compensation and an annual bonus pursuant to the performance-based corporate bonus plan, if established by Eclipsys’s Board of Directors. Following the Closing, to the extent permitted by Legal Requirements, applicable tax qualification requirements and the terms of the applicable employee benefit plans and policies of Eclipsys, and subject to any generally applicable break in service or similar rule, Eclipsys shall recognize the years of service of each continuing employee of MediNotes with MediNotes prior to the Closing Date for purposes of vesting and eligibility to participate (but not benefit accrual) under the employee benefit plans and policies of Eclipsys; provided, however, that such service will not be recognized if recognition would result in a duplication of benefits for the same period of service or to the extent that such service was not recognized under the corresponding Company Benefit Plan.

(b) Nothing contained in this Agreement confers upon any employee of MediNotes any right to continued employment or participation in any Company Benefit Plan or any employee benefit plan or policy of Eclipsys or its Subsidiaries at any time after the Closing Date, nor shall anything contained herein be deemed an amendment or modification of any Company Benefit Plan or any employee benefit plan or policy of Eclipsys or its Subsidiaries.

(c) Eclipsys shall be solely responsible for any required notice and payments under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state statutes, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting any continuing employees of MediNotes occurring after the Closing Date. MediNotes shall provide any required notice and payments under the WARN Act, and any similar state statutes, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting any employees of MediNotes on or before the Closing Date.

6.11 Release. In consideration of the payments to the Major Stockholders by Eclipsys of their share of the Purchase Price and as a condition to the execution and delivery of this Agreement by Eclipsys, each Major Stockholder hereby gives the following general release effective as of the Closing Date:

(a) Each Major Stockholder on behalf of such Major Stockholder and such Major Stockholder’s agents, heirs, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges MediNotes, Eclipsys, each of their respective Affiliates and their respective partners, members, managers, stockholders, directors, officers and agents, and their respective successors and assigns (collectively, the “Released Parties”), to the fullest extent permitted by applicable Legal Requirements, from any and all charges, complaints, claims, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and fees, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, that such Major Stockholder has, owns or holds, or claims to have, hold or own, including but not limited to those arising out of or in connection with (i) the Major Stockholder’s employment, or other relationship with MediNotes, (ii) the Major Stockholder’s right to or interest in any Intellectual Property or other assets or properties of MediNotes, or (iii) the Major Stockholder’s right to or any interest in any Contract with MediNotes, and (iv) any equity or other interests the Major Stockholder may have or claim to have in, or any other claims the Major Stockholder may have against, MediNotes or its predecessors (collectively, the “Claims”). Each Major Stockholder represents that such Major Stockholder has not assigned or transferred or purported to have assigned or transferred to any Person any Claims. This general release set forth in this Section 6.11 shall not affect any rights that the Major Stockholder may have which arise solely under this Agreement (including payment of the Purchase Price), or that arise after the Closing Date.

(b) Each Major Stockholder acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Claims. Each Major Stockholder expressly acknowledges and agrees that this general release is intended to include in its effect, without limitation, all Claims which such Major Stockholder does not know or suspect to exist at the time hereof, and this general release contemplates the extinguishment of any and all such Claims. Furthermore, each Major Stockholder hereby expressly waives and relinquishes any rights and benefits that such Major Stockholder may have under any Legal Requirements, including any state law or any common law principles limiting waivers of unknown claims. Each Major Stockholder understands that the facts and circumstances under which such Major Stockholder gives this full and complete release and discharge of the Released Parties set forth herein may hereafter prove to be different than now known or believed by such Major Stockholder and such Major Stockholder hereby accepts and assumes the risk thereof and agrees that such Major Stockholder’s full and complete release and discharge of the Released Parties with respect to the Claims shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.

(c) Each Major Stockholder represents and agrees that such Major Stockholder has not filed with any Governmental Entity or arbitrator or any other Person any complaint, charge or lawsuit against any of the Released Parties involving any Claims, and that such Major Stockholder will not do so at any time hereafter.

(d) Each Major Stockholder represents and acknowledges that in executing this general release such Major Stockholder does not rely and has not relied upon any representation or statement not set forth herein made by any of the Released Parties or by any of the Released Parties’ Affiliates, agents, representatives or attorneys with regard to the subject matter, basis or effect of this general release or otherwise.

(e) Without limiting the foregoing general release, each Major Stockholder agrees that such Major Stockholder will not, directly or indirectly, (i) bring or cause to be brought, or encourage or participate in the prosecution of, any action, proceeding or suit seeking recovery by or on behalf of any Person from any Released Party of any amount in respect of, or Damages with respect to, any of the Claims, or (ii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Section 6.11 violate any Legal Requirements, or are illegal, invalid, inequitable, not binding, unenforceable or against public policy.

6.12 Confidentiality.

(a) Each party and such party’s representatives shall use any Confidential Information of any other party solely for the purpose of pursuing the transactions contemplated hereby, and shall not directly or indirectly use or exploit the Confidential Information of any other party for its own benefit or the benefit of another Person, including to create, adopt or modify products or services which would compete with the disclosing party’s products or services. For purposes of this Agreement, Confidential Information of Eclipsys shall, from and after the Closing Date, include the Confidential Information of MediNotes and the Business, and the Stockholders shall be subject to all obligations set forth herein with respect to such Confidential Information of Eclipsys and MediNotes. This provision is not intended to restrict independent business activities, in each case undertaken without use of the other party’s Confidential Information and without violating the Restrictive Covenants, employment terms, or other legal or contractual duties (but this sentence does not limit the Restrictive Covenants or any employment terms or other legal or contractual duties).

(b) Each party agrees that (i) the Confidential Information of any other party received or otherwise held by it or generated by it or its representatives based upon such Confidential Information shall be kept confidential, (ii) except as permitted hereunder, such party and its advisors and other representatives will not disclose any of the Confidential Information of any other party in any manner whatsoever, and (iii) such party and its representatives will use the same level of care to prohibit disclosure of the other party’s Confidential Information as such party uses to protect its own confidential information, but in no event using less than reasonable care and diligence; provided, however, that (A) such party may make any disclosure of such information to which the other party gives its prior written consent, and (B) any of such information may be disclosed to such party’s representatives who need to know such information for the sole purpose of pursuing the transactions contemplated hereby, and who agree to keep such information confidential. In any event, each party shall be responsible for any breach of this Agreement by its representatives and shall, at its sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain its representatives from prohibited or unauthorized disclosure or use of the Confidential Information of any other party.

(c) The receiving party shall immediately notify the disclosing party upon any loss or unauthorized disclosure of the other party’s Confidential Information.

(d) In the event that any party or any of its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of any other party, it shall provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its representatives are nonetheless, in the opinion of its outside counsel, legally compelled to disclose Confidential Information of the disclosing party to any tribunal or else stand liable for contempt or suffer other similar censure or penalty, the receiving party or its representative may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the disclosing party that such counsel advises is legally required to be disclosed, provided that the receiving party exercises its commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal.

(e) Each party acknowledges that the Confidential Information of the other parties has tangible value and it is further understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions set forth herein by any party or any of their representatives and that the parties hereto shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of the provisions set forth herein, but shall be in addition to all other remedies available at law or equity to the parties.

(f) Nothing herein shall limit the obligations of the parties under the Confidentiality Agreement, and to the extent of any inconsistency between this Section 6.12 and the Confidentiality Agreement, the Confidentiality Agreement shall govern with respect to the parties thereto.

6.13 Covenants Regarding Contracts. On or before the Closing Date, unless waived by Eclipsys, MediNotes shall use reasonable efforts to obtain, and Eclipsys shall use reasonable efforts to assist MediNotes in obtaining, all Consents required under the Material Contracts in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, on terms that are not materially burdensome to Eclipsys or MediNotes, and MediNotes shall deliver copies of such Consents to Eclipsys.

6.14 Stockholder Meeting. As soon as practicable following the date of this Agreement, MediNotes shall take all action necessary in accordance with Iowa law and the MediNotes Articles of Incorporation and by-laws to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for Stockholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, including the appointment of the Stockholders’ Representative, or solicit the written consent of Stockholders thereto. MediNotes will, through its Board of Directors, recommend to the Stockholders the adoption and approval of this Agreement, shall not withdraw, modify or change such recommendation, and shall use reasonable efforts to obtain Company Stockholders’ Approval. The Major Stockholders will use reasonable efforts to secure the Company Stockholder Approval.

6.15 Tax-Free Reorganization Status.

(a) Each of Eclipsys, Merger Sub, and MediNotes shall use its best efforts to cause the Merger followed by the Second Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Eclipsys, Merger Sub, and MediNotes, or their respective Subsidiaries shall take, or agree to take, any action that could prevent or impede the Merger followed by the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Eclipsys, Merger Sub, and MediNotes shall report the Merger followed by the Second Merger as a “reorganization” within the meaning of Section 368(a) of the Code within the manner described in Revenue Ruling 2001-46.

6.16 Second Merger. As soon as reasonably practicable after the Effective Time, Eclipsys shall cause the Second Merger to be effected by, among other things, approving the Second Merger as the sole shareholder of the Surviving Corporation, adopting and causing the Surviving Corporation to adopt an agreement and plan of merger pursuant to which the Surviving Corporation shall be merged with and into a wholly owned limited liability company Subsidiary of Eclipsys that is treated as a disregarded entity for tax purposes, with such Subsidiary being the entity surviving the Second Merger as a wholly owned Subsidiary of Eclipsys. There shall be no conditions to the Second Merger, other than the consummation of the Merger. It is intended that the Second Merger shall occur as described in this Section 6.16, and that the Merger and the Second Merger together qualify as a reorganization under the provisions of Section 368(a) of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the regulations promulgated under the Code.

6.17 Indemnification of Directors and Officers.

(a) Prior to the Effective Time, MediNotes may purchase tail coverage under its directors’ and officers’ liability insurance and fiduciary insurance policies covering MediNotes’ directors, officers and fiduciaries, with respect to claims arising from facts or events that occur at or before the Effective Time. Eclipsys shall use, and cause MediNotes to use, commercially reasonable efforts to keep any such tail coverage in effect for the term thereof, provided that neither Eclipsys nor MediNotes shall in any event be obligated to make payments with respect to any such policy beyond the premiums paid by MediNotes prior to the Closing.

(b) This Section 6.17 is intended for the irrevocable benefit of, and to grant third-party rights to, the directors, officers and fiduciaries of MediNotes at or prior to the Effective Time, to the extent such persons are covered by any such tail policies purchased by MediNotes prior to the Effective Time, and shall be binding on all successors and assigns of Eclipsys. Each director, officer or fiduciary of MediNotes so covered shall be entitled to enforce the post-closing covenants of Eclipsys and MediNotes contained in this Section 6.17.

6.18 Compliance with Rule 144(c)(1). For so long as resales of shares of Eclipsys Common Stock issued as part of the Merger Consideration are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Eclipsys will use commercially reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

6.19 Termination of 401(k) Plan. Effective no later than the Business Day immediately preceding the Closing Date, MediNotes shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each such plan, a “Company 401(k) Plan”) pursuant to resolutions of MediNote’s Board of Directors that are substantially in the form attached hereto as Schedule 6.19. MediNotes shall provide Eclipsys with evidence that all Company 401(k) Plans have been terminated (effective no later than the Business Day immediately preceding the Closing Date) and shall take such other actions in furtherance of terminating any Company 401(k) Plans as Eclipsys may reasonably require.

6.20 Bond Agreement Escrow. Travis Bond, as the owners’ representative under the Bond Agreement, hereby represents and covenants as follows:

(a) He is authorized to make the representations, warranties and covenants in this Section 6.20 under Section 11.01 of the Bond Agreement.

(b) The Merger Consideration received for the shares of Series C Preferred Stock (or any shares of Company Common Stock into which such shares are converted) held in escrow pursuant to Sections 2.03 and 10.05 of the Bond Agreement (the “Bond Escrow Fund”) shall be held in escrow by Eclipsys to serve as a fund for the potential payment to MediNotes for claims for indemnification pursuant to Article X of the Bond Agreement. This escrow shall terminate on March 13, 2009, the first anniversary of the closing date of the transaction contemplated by the Bond Agreement, except that any amounts in escrow are subject to then pending claims for indemnification will continue to be held in escrow until such claims are resolved. With respect to any such claims, the portion of the Bond Escrow Fund that is shares of Eclipsys Common Stock Merger shall be valued at the Average Market Price.

(c) Each of the Sellers (as defined in the Bond Agreement) shall:

(i) Duly execute and deliver to the Paying Agent a letter of transmittal pursuant to Section 2.9(c) with respect to such shares, directing the Paying Agent to pay the Merger Consideration with respect to such shares to Eclipsys as provided hereunder; and

(ii) Duly execute and deliver to Eclipsys, on or before the Closing Date, three stock powers in blank providing for the transfer of any or all of the shares of Eclipsys Common Stock held in the name of such Person in the Bond Escrow Fund to MediNotes in respect of any claims for indemnification pursuant to Article X of the Bond Agreement.

(d) Notwithstanding anything contained herein, as an accommodation to the Sellers under the Bond Agreement, promptly, but in no event more than 10 days after Eclipsys receives (i) the Merger Consideration for all shares of Series C Preferred Stock (or any shares of Company Common Stock into which such shares are converted) held in escrow pursuant to Sections 2.03 and 10.05 of the Bond Agreement, as set forth in Section 6.20(c)(i), and (ii) the letters of transmittal and stock powers described in Section 6.20(c), Eclipsys shall deliver to Travis Bond, as owners’ representative under the Bond Agreement, fifty percent (50%) of the cash portion of the Merger Consideration received therefor, provided that Travis Bond has provided Eclipsys with wire instructions for such transfer at least one Business Day prior to such payment. Such payment shall not limit the indemnification obligations of the Sellers under the Bond Agreement.

(e) Promptly after March 13, 2009, or promptly after settlement of all open claims against such escrowed funds, if later, Eclipsys shall deliver to Travis Bond, as owners’ representative under the Bond Agreement, all Merger Consideration not paid to MediNotes for indemnification pursuant to Article X of the Bond Agreement.

(f) Allocation of amounts distributed from the Bond Escrow Fund as described in Sections 6.20(d) and 6.20(e) is the responsibility of Travis Bond as owners’ representative under the Bond Agreement, and MediNotes, Eclipsys and the Paying Agent, and their successors and transferees have no obligations with respect to such allocation or any actions taken or not taken by Travis Bond.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; REMEDIES

7.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties made in this Agreement shall survive for 456 days after the Closing Date (the “Survival Period”). Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14 and 4.16 shall survive until the earlier of (i) 90 days after the expiration of the applicable statute of limitations period or (ii) the seventh anniversary of the Closing Date. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

(b) The covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely, except as expressly provided otherwise herein.

7.2 Indemnification and Other Rights.

(a) If the Closing occurs, each of the Stockholders shall, jointly and severally (except as stated in Section 7.4(d) below), indemnify and defend Eclipsys, and its Affiliates (including MediNotes following the Closing), each of their respective officers, directors, employees, stockholders, agents and representatives, and each of their respective successors and assigns (the “Eclipsys Indemnified Parties”) against and hold them harmless, reimburse and make them whole from and against any loss, claim, Liability, cost, damage or expense (including reasonable legal and expert fees and expenses incurred in investigation or defense (including any appeal) of any of the same, or in asserting, preserving or enforcing its rights hereunder) actually incurred or claims suffered by any such indemnified party (collectively “Damages”), to the extent arising from or in connection with any of the following:

(i) any breach or inaccuracy of any representation or warranty of MediNotes or the Major Stockholders, or any of them, contained in this Agreement, as modified by the Disclosure Schedule or any of the other Transaction Documents (without giving effect to any supplement to the Disclosure Schedule after the date hereof, except for the Capitalization Update), provided that disclosures set forth in the Disclosure Schedules shall be disregarded with respect to any claims arising from or in connection with any breach or inaccuracy of any of the representations set forth in Schedules 4.7(d)(i), 4.7(d)(iii), 4.11(a), 4.14(e) or 4.19(b);

(ii) any breach of any covenant of MediNotes prior to the Closing, or any breach of any covenant of the Major Stockholders, or any of them, contained in this Agreement;

(iii) a Third-Party Claim arising from or in connection with the operations of the Business before the Closing Date, including but not limited to (A) errors and omissions in design, creation, implementation or maintenance of any of the Software Products, (B) any failure of any of the Software Products to conform to commitments made by or on behalf of MediNotes to customers or third parties before the Closing Date, and (C) any failure by MediNotes prior to the Closing Date to perform all material obligations under the Material Contracts, and in each case notwithstanding disclosures set forth in the Disclosure Schedule;

(iv) any claims by any current or former employees of MediNotes or any of its predecessors arising from or in connection with events or circumstances preceding the Closing, or arising from or in connection with the employment policies of MediNotes in place at any time prior to the Closing; and

(v) (A) any and all Taxes of MediNotes with respect to (x) taxable periods ending on or before the Closing Date or (y) any taxable period that commences before and ends after the Closing Date to the extent attributable to the period prior to Closing, (B) any and all Taxes arising as a result of the transactions contemplated by this Agreement; (C) any and all costs and expenses incurred by MediNotes in connection with compliance matters relating to Taxes covered by this clause (v), including costs and expenses relating to disputes with taxing authorities, provided that Eclipsys shall not be entitled to recover duplicate Damages under clauses (i) through (v), to the extent claims could be made under more than one of such clauses.

The express written waiver by Eclipsys of any condition set forth in Section 8.2 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of Eclipsys or any other Eclipsys Indemnified Party to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, or obligation to the extent arising from a Third-Party Claim. For purposes of this Agreement, Damages shall include, but not be limited to, the amount by which the value of MediNotes and the Business is less than it would have been but for a breach or inaccuracy of the representations and warranties of MediNotes or the Major Stockholders, or the failure by MediNotes or the Major Stockholders to fulfill their obligations hereunder.

(b) Each of the Stockholders hereby (i) irrevocably appoints the Stockholders’ Representative as such Stockholder’s agent for service of any and all legal process, summons, notices and documents which may be served in any action or proceeding under or pursuant to this Agreement, (ii) waives any requirement of personal notice or any claim that service on the Stockholders’ Representative is invalid or insufficient to constitute valid personal service on such Stockholder, and (iii) ratifies and confirms, and agrees to be bound by, all actions taken by the Stockholders’ Representative on its behalf pursuant to the foregoing authorization.

(c) Eclipsys shall indemnify the Stockholders and their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Damages to the extent arising from (i) any breach or inaccuracy of any representation or warranty of Eclipsys contained in this Agreement or any of the other Transaction Documents; and (ii) any breach of any covenant of Eclipsys contained in this Agreement. The express written waiver by MediNotes of any condition set forth in

Section 8.3 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of the Stockholders to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, or obligation to the extent arising from a Third-Party Claim. Any indemnity payment under this Section 7.2(c) shall be satisfied, subject to compliance with Legal Requirements, with Eclipsys Common Stock to the extent necessary to preserve the status of the Merger followed by the Second Merger as a reorganization within the meaning of Section 368(a) of the Code.

(d) Any payments made pursuant to this Article VII shall, except as may otherwise be required by applicable Legal Requirements, be treated for all purposes as an adjustment to the Merger Consideration for Tax purposes. For purposes of this Article VII, shares of Eclipsys Common Stock held by the Escrow Agent and released to Eclipsys or representing a portion of the Merger Consideration returned to Eclipsys by the Stockholders as indemnification for Damages shall be valued at the Average Market Price.

(e) For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that would not end on) the Closing Date, the portion of such Tax that is attributable to MediNotes for the part of such taxable period that ends on the Closing Date shall be (i) in the case of any Taxes other than Taxes based upon income or receipts, the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes based upon or related to income or receipts, the amount which would be payable if the relevant Tax period ended as of the close of business on the Closing Date. Any Taxes that are the responsibility of the Stockholders pursuant to Section 7.2(a)(v) shall be paid to Eclipsys or MediNotes no later than five (5) days prior to the due date for the payment of such Taxes and, to the extent such Taxes are not paid to Eclipsys or MediNotes on or prior to the applicable due date, the amount of such Taxes shall bear interest at the rate of ten percent (10%) per annum or the applicable underpayment rate (if higher), commencing on the applicable due date until the date of payment.

7.3 Time Limitations.

(a) Neither Eclipsys, nor the Stockholders will have any liability (for indemnification or otherwise) with respect to any representation or warranty contained in this Agreement, other than those in Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14 and 4.16, except to the extent that on or before the last day of the Survival Period, the party seeking recovery for Damages provides notice in writing pursuant to Section 7.6 or Section 7.7 of a claim for Damages specifying the factual basis of that claim in reasonable detail to the extent then known by such party. In such event, the party giving such notice shall continue to have the right to recover hereunder, and to all other rights and remedies under this Agreement, with respect to the matter or matters to which such claim relates until such claim has been finally resolved and payment made, if any.

(b) Subject to Section 7.4, a claim with respect to Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14 and 4.16, must be made at any time prior to the earlier of (i) 90 days after the expiration of the applicable statute of limitations period or (ii) the seventh anniversary of the

Closing Date, except to the extent that on or before such date, the party seeking recovery for Damages provides the notice in writing pursuant to Section 7.6 or Section 7.7 of a claim for Damages specifying the factual basis of that claim in reasonable detail to the extent then known by such party. In such event, the party seeking recovery for Damages shall continue to have the right to recover hereunder, and to all other rights and remedies under this Agreement, with respect to the matter or matters to which such claim relates until such claim has been finally resolved and payment made, if any.

(c) Subject to Section 7.4, a claim made under Section 7.2(a)(ii), with respect to actions of MediNotes or the Major Stockholders prior to the Closing, or Sections 7.2(a)(iii), (iv) or (v), must be made at any time prior to the earlier of (i) 90 days after the expiration of the applicable statute of limitations period or (ii) the seventh anniversary of the Closing Date, except to the extent that on or before such date, the party seeking recovery for Damages provides the notice in writing pursuant to Section 7.6 or Section 7.7 of a claim for Damages specifying the factual basis of that claim in reasonable detail to the extent then known by such party. In such event, the party seeking recovery for Damages shall continue to have the right to recover hereunder, and to all other rights and remedies under this Agreement, with respect to the matter or matters to which such claim relates until such claim has been finally resolved and payment made, if any.

7.4 Other Limitations.

(a) The Stockholders shall have no liability (for indemnification or otherwise) with respect to any matters under this Agreement (except for all claims, rights or causes of action arising from (i) Stockholder Fraud or (ii) a breach of any of the representations and warranties contained in Section 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14, 4.16 and 4.23, as to which the threshold described in this Section 7.4(a) shall be inapplicable) unless the total Damages for matters hereunder exceed $300,000; once such amount has been met, the Stockholders shall be liable for all amounts of such Damages, in excess of $200,000.

(b) Eclipsys will have no liability (for indemnification or otherwise) with respect to any matters under this Agreement (except for Fraud by Eclipsys, or the representations made in Section 5.4, as to which the threshold described in this Section 7.4(b) shall be inapplicable) unless the total Damages for matters hereunder exceed $300,000; once such amount has been met, Eclipsys shall be liable for all amounts of such Damages, in excess of $200,000.

(c) For purposes of this Article VII, the representations and warranties contained herein shall not be deemed qualified by any references herein to materiality generally or to whether any such breach results or may result in a Material Adverse Effect or if a matter be or may not be “reasonably likely” to occur.

(d) Any claims by the Eclipsys Indemnified Parties for claims under Section 7.2(a)(i) though (v) shall be first made against the Escrow Account for the Indemnification Amount, which shall be funded from the Purchase Price by all Effective Time Company Holders; provided, however that any claim by the Eclipsys Indemnified Parties against a Major Stockholder under Section 7.2(a)(i), with respect to a breach or inaccuracy of any representation or warranty of such Major Stockholder, or Section 7.2(a)(ii), with respect to a breach of any covenant of such Major Stockholder, in the discretion of Eclipsys, may first be made directly against the Major Stockholder. Once the Escrow Account for the Indemnification Amount is exhausted, no Stockholder, other than the Major Stockholders, shall have any further liability under this Article VII, but each Major Stockholder shall continue to be liable, provided however that each Major Stockholders’ liability (for indemnification or otherwise) with respect to any Damages (i) relating to (A) any breach or inaccuracy of a representation or warranty contained in Article III or Article IV, other than those in Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14 and 4.16, or (B) any matters under this Agreement described in Section 7.2(a)(ii), with respect to actions of MediNotes or the Major Stockholders prior to the Closing, or Section 7.2(a)(iii) and (iv), shall not exceed, in the aggregate, twenty five percent (25%) of the portion of the Purchase Price payable to such Major Stockholder, and provided, further that with respect to a breach or inaccuracy of the representations and warranties of a Major Stockholder under Article III, such Major Stockholder shall only be liable for such Major Stockholder’s breaches or inaccuracies. Subject to the second proviso to the foregoing sentence, each Major Stockholder shall be liable for up to one hundred percent of the portion of the Purchase Price payable to such Major Stockholder with respect to a breach of any of the representations and warranties contained in Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14 and 4.16 (and such Major Stockholder’s liability shall not be limited by anything contained in clause (i) above, even if such liability may also relate to a claim under Sections 7.2(a)(ii), (iii) or (iv)). For purposes of calculating such caps on the liability of a Major Stockholder, any amount contributed by such Major Stockholder to the Indemnification Amount paid to Eclipsys shall be counted towards the amount paid by such Major Stockholder. The Major Stockholders’ liability arising from claims or causes of actions arising from Stockholder Fraud, and with respect to claims arising under Section 7.2(a)(ii) with respect to actions of a Major Stockholder after the Closing, or Section 7.2(a)(v), shall not be subject to any cap or limitation on amount, provided that (1) with respect to claims arising under Section 7.2(a)(ii) with respect to actions of a Major Stockholder, each Major Stockholder shall only be liable for breaches by such Major Stockholder or breaches arising from the concerted action of such Major Stockholder, and (2) with respect to Stockholder Fraud, each Major Stockholder shall only be liable if such Major Stockholder committed, or conspired to commit, such Stockholder Fraud.

(e) Notwithstanding anything herein to the contrary, payments to Eclipsys for Damages shall be limited to the amount of Damages, if any, that remains after deducting therefrom (i) any insurance proceeds received by Eclipsys or MediNotes under policies in place prior to the Effective Time and any indemnity contribution or other similar payment actually recovered by Eclipsys or MediNotes from any third-party with respect thereto, and (ii) any provision or reserve with respect to such Damages reflected as a Current Liability. Notwithstanding anything herein to the contrary, Eclipsys shall not be entitled to punitive damages unless assessed in connection with a Third-Party Claim.

(f) After Eclipsys receives indemnification as provided in this Agreement, Eclipsys shall rebate to the Escrow Agent, the Stockholders, or the Major Stockholders, as applicable, the actual cash tax benefits, if any, realized on account of the Damages to which such claim relates by Eclipsys in the first tax year in which such Damages are reflected on Eclipsys’s Tax Returns, to the extent such benefits are readily identifiable, and provided that the tax position producing such tax benefits has not been challenged by any tax authority within eighteen months after the filing of the initial Tax Return reflecting the tax benefit. Any such rebate shall be paid within thirty (30) days after the expiration of such eighteen month period, provided that any such rebate paid by Eclipsys may be recovered to the extent that the cash benefit upon which the rebate was based is subsequently invalidated by any tax authority. Notwithstanding the foregoing, nothing in this Agreement shall limit Eclipsys’s right to determine its tax position in its sole discretion.

(g) The Stockholders’ remedies (for indemnification or otherwise, whether such claim is based in contract, tort or any other theory) with respect to any breach or inaccuracy of Eclipsys’s representations, warranties or covenants in this Agreement shall be limited to those available under federal securities laws in connection with a private placement of securities under SEC Rule 506.

(h) Nothing herein shall limit, or be deemed to limit, the rights of Eclipsys against any Stockholder arising under the Investor Questionnaire delivered by such Stockholder prior to the date hereof or the letter of transmittal delivered by such Stockholder as described in Section 2.9(c).

(i) In no event shall any Stockholder be entitled to require that any claim be made or brought against any other Person, including MediNotes, before any claim for Damages is brought or claim is made by any Eclipsys Indemnified Party against such Stockholder or the Escrow Account for the Indemnification Amount hereunder.

7.5 Set-Off. In addition to any rights of set-off, off-set or other rights that Eclipsys may have at common law, by statute or otherwise, Eclipsys shall have the right to set-off against (i) the Escrow Account for the Indemnification Amount held by the Escrow Agent pursuant to the Holdback Escrow Agreement and (ii) any amount that Eclipsys would otherwise be required to pay to any Major Stockholder, any amounts owing by any Major Stockholder to Eclipsys pursuant to this Article VII; provided, however, that (A) notwithstanding the exercise by Eclipsys of the right to set-off described in this Section 7.5, Eclipsys and the Stockholders shall remain obligated to first comply with their respective obligations described in Section 7.6 and Section 7.7 and (B) with respect to a breach or inaccuracy of the representations and warranties of a Major Stockholder under Article III, Eclipsys shall only have the right to set-off against the Escrow Account for the Indemnification Amount held by the Escrow Agent pursuant to the Holdback Escrow Agreement or any amounts that Eclipsys would be required to pay such Major Stockholder. Neither the exercise of nor failure to exercise any such right of set-off will constitute an election of remedies or limit Eclipsys in any manner in the enforcement of other remedies available to it hereunder and the exercise by Eclipsys of the right of set-off against the Escrow Account for the Indemnification Amount held under the Holdback Escrow Agreement or other amounts Eclipsys would otherwise be required to pay to any Major Stockholder shall not be the sole or exclusive remedy of Eclipsys for recovery of any amounts owed by the Stockholders to Eclipsys under this Article VII.

7.6 Procedures Relating to Indemnification Involving Third-Party Claims.

(a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against such party (a “Third-Party Claim”), such indemnified party must promptly notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent that the indemnifying party is actually prejudiced as a result of such failure. Thereafter, the indemnified party shall promptly deliver to the indemnifying party after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim. In the event that more than one Major Stockholder is an indemnifying party hereunder, the indemnified party may provide the notices and other communications required pursuant to this Section 7.6 solely to the Stockholders’ Representative.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it promptly so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party, provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. However, notwithstanding the foregoing, if Eclipsys or any of its Affiliates is an indemnified party in connection with a Third-Party Claim involving any then current employee, any then current client or supplier (including the owner of any Intellectual Property then used in the Business), Eclipsys may control the defense, at the cost of the indemnifying party, subject to reasonable input from the indemnifying party, with reasonableness determined by reference, among other things, to any conflicting interests between the indemnified party and indemnifying party.

(c) The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party in connection with a Third-Party Claim for any period during which the indemnifying party has failed to assume or is not entitled to assume the defense thereof; provided, however, that the indemnifying party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one local counsel, where applicable). In connection with any Third-Party Claim, the indemnified party and the indemnifying party shall cooperate with each other in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnified or indemnifying party’s request) the provision to such party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, including deposition or trial testimony.

(d) If the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not have the right to settle or compromise such claim, and shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the indemnified party completely in connection with such Third-Party Claim, which does not impose any equitable remedies and which the indemnified party reasonably determines would not otherwise adversely affect the indemnified party. If the indemnifying party shall not have assumed the defense of a Third-Party Claim, the indemnified party may settle, compromise or discharge, such Third-Party Claim in good faith without the indemnifying party’s prior consent.

(e) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third-Party Claim) if:

(i) the Third-Party Claim seeks an Order or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, or

(ii) the indemnified party reasonably determines, after conferring with its outside counsel, that joint representation would be expected to give rise to a conflict of interest.

If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. All claims under Section 7.2 other than Third-Party Claims shall be governed by Section 7.7.

(f) Notwithstanding the foregoing, Eclipsys and MediNotes shall have the sole right to represent the interests of MediNotes in all Tax audits and administrative and court proceedings and to employ counsel of its choice (and, to the extent relating to Taxes for which the Major Stockholders are liable pursuant to this Agreement, at the Major Stockholders’ expense); provided, however, that, to the extent relating to Taxes for which the Major Stockholders are liable pursuant to Section 7.2, the Stockholders’ Representative shall have the opportunity to participate, subject to the control of Eclipsys and MediNotes, at its own cost in any defense of such proceeding. Eclipsys and MediNotes shall not settle any Tax claim to the extent relating to Taxes for which the Major Stockholders are liable pursuant to Section 7.2 without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed. If the Stockholders’ Representative consents to any such settlement, neither the Stockholders’ Representative nor any Major Stockholder shall have any power or authority to object to the amount or validity of any claim by or on behalf of any indemnified party for indemnity with respect to such settlement.

7.7 Other Claims. A claim by any party for reimbursement, make whole or other recovery for Damages arising from any event, circumstance or condition not involving a Third-Party Claim may be asserted by written notice to the party or parties from whom such recovery is sought (or to the Stockholders’ Representative, if such recovery is sought from more than one of the Major Stockholders) and shall be paid promptly after receipt of such notice. Notwithstanding the foregoing, no party shall be liable to any other for any punitive damages pursuant to this Section 7.7.

7.8 Recovery in the Case of Strict Liability or Negligence. THE PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE DAMAGES ARE BASED ON PAST, PRESENT OR FUTURE CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY ENVIRONMENTAL LAW OR PRODUCTS LIABILITY LAW), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION OR OTHER RECOVERY IS SOUGHT) ALLEGES OR PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING SUCH INDEMNIFICATION OR OTHER RECOVERY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING SUCH INDEMNIFICATION OR OTHER RECOVERY.

7.9 Sole and Exclusive Remedy.

(a) Should the Closing occur (i) the sole and exclusive remedies of Eclipsys and Merger Sub for any breach or inaccuracy of the representations and warranties of MediNotes and the Major Stockholders under this Agreement and any other Transaction Documents (except to the extent expressly provided in such Transaction Documents), whether such claims be in contract, tort or otherwise, shall be the remedies provided in this Article VII, and Eclipsys and Merger Sub hereby waive, from and after the Closing, any and all other remedies which may be available at law or equity for any breach or inaccuracy or alleged breach or inaccuracy of the representations and warranties of MediNotes and the Major Stockholders hereunder, and (ii) the Stockholders’ sole and exclusive remedies for any breach or inaccuracy of the representations and warranties of Eclipsys and Merger Sub under this Agreement and any other Transaction Documents (except to the extent expressly provided in such Transaction Documents), whether such claims be in contract, tort or otherwise, shall be the remedies provided in this Article VII, and each of the Stockholders hereby waives, and by approval hereof by the Stockholders, shall be deemed to have waived, from and after the Closing, any and all other remedies which may be available at law or equity for any breach or inaccuracy or alleged breach or inaccuracy of the representations and warranties of Eclipsys and Merger Sub hereunder. If the Closing does not occur, the sole and exclusive remedy of the parties shall be as set forth in Section 9.5, and the provisions of this Article VII shall be inapplicable.

(b) Nothing in this Article VII will (i) limit the right of any party to seek injunctive or other equitable relief for any breach or alleged or threatened breach of any covenant in this Agreement or any other Transaction Document, provided that the exercise of any equitable relief shall be subject to Section 10.11, or (ii) limit the rights of the Major Stockholders to seek any remedies with respect to Fraud by Eclipsys, or Eclipsys to seek any remedies with respect to Stockholder Fraud in connection herewith or transactions contemplated hereby (including limiting the time such claims can be made, or making such claims subject to any deductibles set forth herein).

(c) For the avoidance of doubt, the concept of “indemnity” as used in this Article VII is intended to include claims between or among the parties to this Agreement and not involving any third-party, as well as Third-Party Claims, and the limitation set forth in this Section 7.9 of remedies for breach or inaccuracies of representations and warranties under this Agreement is not intended to preclude claims between or among the parties, including but not limited to claims for breach of contract or Fraud, which claims are, however, intended to be governed by this Article VII.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) All filings with any Governmental Entity required to be made prior to the Closing Date by MediNotes, the Major Stockholders, Eclipsys, Merger Sub or any of their respective Affiliates, and all other Consents of any Governmental Entity required to be obtained prior to the Closing Date by MediNotes, the Major Stockholders, Eclipsys, Merger Sub or any of their respective Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein by MediNotes, the Major Stockholders, Eclipsys and Merger Sub shall have been made or obtained (as the case may be).

(b) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order, whether temporary, preliminary or permanent that is in effect and restrains, enjoins or otherwise prohibits, materially delays, makes illegal, or would be violated (provided that with respect to any Legal Requirement, such violation is not immaterial in light of the transactions contemplated hereby) by consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(c) The Company Stockholder Approval shall have been validly obtained under Iowa state law, MediNotes Articles of Incorporation and the by-laws of MediNotes.

8.2 Conditions to Obligations of Eclipsys. The obligations of Eclipsys to effect the Closing are also subject to the satisfaction or waiver by Eclipsys at or prior to the Closing Date of the following conditions:

(a) each of the representations and warranties of MediNotes and the Major Stockholders set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (without giving effect to any amendment or supplement to the Disclosure Schedule after the date hereof, except for the Capitalization Update), except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date;

(b) MediNotes and the Major Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Eclipsys shall have been furnished with a certificate, executed by MediNotes and the Stockholders’ Representative, dated the Closing Date, certifying as to the fulfillment of the conditions in Sections 8.2(a) and (b);

(d) each of the other Transaction Documents, and such further instruments of sale, transfer, conveyance, assignment, delivery or confirmation, or any part thereof, as Eclipsys may reasonably require, shall have been fully executed and delivered by MediNotes or the Major Stockholders to Eclipsys and shall remain in full force and effect, and there shall be no default thereunder;

(e) all Consents required under the Material Contracts in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, shall have been obtained by MediNotes on terms that are not materially burdensome to MediNotes or Eclipsys, shall be in full force and effect and shall have been delivered to Eclipsys;

(f) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which Eclipsys determines in good faith has a reasonable likelihood of success): (A) seeking to obtain from Eclipsys, Merger Sub or any Affiliate thereof, in connection with the Merger or the other transactions contemplated hereby or by the other Transaction Documents any money damages; (B) seeking to prohibit or limit the ownership or operation by Eclipsys or MediNotes, of any material portion of the Business, or to compel Eclipsys or MediNotes to dispose of or hold separate any material portion of the Business in each case as a result of the Merger or any of the other transactions contemplated by this Agreement or by the other Transaction Documents; (C) seeking to impose limitations on the ability of Eclipsys to acquire or hold, or exercise full rights of ownership of the Capital Stock of MediNotes, including the right to vote such Capital Stock on all matters properly presented to the equityholders of MediNotes; (D) seeking to prohibit Eclipsys from effectively controlling in any material respect the Business; (E) claiming that such Person is a beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Capital Stock or assets of MediNotes or is entitled to any portion of the Purchase Price; (F) affecting a material portion of the Business, as determined by Eclipsys, in good faith; or (G) that may otherwise have the effect of preventing, materially delaying, or otherwise materially interfering with the transactions contemplated by this Agreement and the other Transaction Documents;

(g) since the date of this Agreement, there shall have been no event, change, occurrence, condition or circumstance that Eclipsys determines, in good faith, has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MediNotes or the Business;

(h) Eclipsys shall have received the resignations of the directors of MediNotes pursuant to Section 6.8;

(i) [deliberately deleted]

(j) the Escrow Agent, the Major Stockholders and the Stockholders’ Representative shall have executed the Holdback Escrow Agreement;

(k) Eclipsys shall be reasonably assured that each of the Key Employees and other employees of MediNotes of a quantity and having the skills sufficient for the operation of the Business are continuing their affiliation with the Business through employment with Eclipsys or MediNotes, after the Closing Date;

(l) each of the Key Employees shall have entered into an employment agreement, on the terms set forth in Exhibit C-4, and in the applicable form attached hereto as Exhibit C-1, Exhibit C-2, or Exhibit C-3, or another form acceptable to Eclipsys and such Key Employee, with Eclipsys or, in the discretion of Eclipsys, a Subsidiary of Eclipsys (including MediNotes) (the “Employment Agreements”);

(m) Eclipsys’ review of the Contracts, capital structure and other legal due diligence materials provided or to be provided hereunder by MediNotes shall not have revealed any fact not disclosed in this Agreement or on the face of the Disclosure Schedule hereto that represents or could reasonably be expected to result in a material cost or risk to Eclipsys, or a material reduction in value to Eclipsys, resulting from the Merger, and such review shall not have revealed that the Material Contracts with customers (including resellers) vary in any material respect from the forms provided to Eclipsys on or before the date hereof;

(n) Eclipsys shall have received an opinion of counsel to MediNotes in the form attached hereto as Exhibit D;

(o) all required corporate action on the part of MediNotes and the Stockholders, including without limitation, approval by the board of directors of MediNotes, shall have been taken (and not rescinded) to approve the execution, delivery and performance of this Agreement and the other Transaction Documents;

(p) the Merger shall be effective;

(q) the issuance of the Stock Consideration shall not, in the sole judgment of Eclipsys, violate any Legal Requirement;

(r) Eclipsys shall have received an executed Spousal Consent from the spouse of each Major Stockholder who is married on the Closing Date, and residing in a community property state;

(s) the Dissenting Shares shall constitute no more than five percent (5%) of the Shares outstanding as of the Effective Date;

(t) Eclipsys shall have received a certificate from MediNotes, in form and substance reasonably satisfactory to Eclipsys, to the effect that MediNotes is not a U.S. real property holding company meeting the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h);

(u) the Stockholders Agreement shall have been terminated effective on or before the Closing, and the Stockholders party thereto shall have waived all rights thereunder with respect to the transactions contemplated hereby;

(v) the Consulting Agreement, dated September 5, 2007, between MediNotes and Joseph R. Dunham II shall have been terminated effective as of the Closing pursuant to a Consulting Agreement Termination in the form attached hereto as Exhibit I;

(w) the Bond Entities shall have executed and delivered the Royalty Termination Agreement, in the form attached herein as Exhibit G;

(x) the parties to the Bond Agreement shall have executed and delivered the stock powers referenced in Section 6.20; and

(y) Eclipsys shall have received such other documents as Eclipsys reasonably requests evidencing the satisfaction of any condition referred to in this Section 8.2.

8.3 Conditions to the Obligations of MediNotes and the Stockholders. The obligations of MediNotes and the Stockholders to effect the Closing are also subject to the satisfaction or waiver by the Stockholders prior to the Closing Date of the following conditions:

(a) each of the representations and warranties of Eclipsys and Merger Sub set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

(b) Eclipsys and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) the Stockholders’ Representative shall have been furnished with a certificate, executed by a duly authorized officer of Eclipsys, dated the Closing Date, certifying as to the fulfillment of the conditions in Sections 8.3(a) and (b);

(d) the Escrow Agent and Eclipsys shall have executed the Holdback Escrow Agreement;

(e) Eclipsys shall have delivered the Closing Payment to the Paying Agent;

(f) Eclipsys shall have delivered the Holdback Amount to the Escrow Agent;

(g) since the date of this Agreement, there shall have been no event, change, occurrence, condition or circumstance that MediNotes and the Stockholders’ Representative determines, in good faith, has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eclipsys;

(h) [deliberately deleted]

(i) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person (other than a Stockholder or any third-party alleging rights as a holder of Capital Stock of MediNotes), any suit, action or proceeding which MediNotes determines in good faith has a reasonable likelihood of success to enjoin or prohibit the consummation of the transactions contemplated hereby, or to materially limit the rights of the Stockholders hereunder): (A) seeking to obtain from the Stockholders in connection with the Merger or the other transactions contemplated hereby or by the other Transaction Documents money damages in excess of $100,000 that Eclipsys does not commit to pay; (B) claiming that such Person is an owner of, or has the right to acquire or to obtain ownership of, any assets of MediNotes with a value in excess of $100,000; or (C) that may otherwise have the effect of preventing, materially delaying, or otherwise materially interfering with the transactions contemplated by this Agreement and the other Transaction Documents;

(j) all required corporate action on the part of Eclipsys and Merger Sub, including without limitation approval by the boards of directors of Eclipsys and Merger Sub, shall have been taken (and not rescinded) to approve the execution, delivery and performance of this Agreement and the other Transaction Documents;

(k) Eclipsys shall have executed a Commission Agreement in the form of Exhibit H and delivered such agreement to Bond Medical Group;

(l) the Major Stockholders shall have received such other documents as the Stockholders’ Representative reasonably requests evidencing the satisfaction of any condition referred to in this Section 8.3.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by mutual written consent of MediNotes and Eclipsys.

9.2 Termination by Eclipsys or MediNotes. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by either Eclipsys or MediNotes if any Order permanently restraining, enjoining or otherwise prohibiting the Merger or the Second Merger shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.2 with respect to the removal or lifting of such Order (including, with respect to MediNotes, the Major Stockholders), and (ii) the noncompliance with this Agreement by the party seeking to terminate this Agreement (including, with respect to MediNotes, the Major Stockholders) shall not have been the proximate cause of the issuance of the Order.

9.3 Termination by MediNotes. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by MediNotes if:

(a) (i) the Closing shall not have been consummated on or before November 15, 2008 (the “Termination Date”), or

(ii) any of the conditions (other than absence of material breach as addressed in Section 9.3(b)) set forth in Section 8.1 or 8.3 shall have become incapable of fulfillment;

provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to MediNotes if MediNotes or the Major Stockholders or any of them has breached in any material respect their obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (a); or

(b) there has been a material breach by Eclipsys or Merger Sub of any representation, warranty, covenant or agreement of Eclipsys or Merger Sub contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by MediNotes to Eclipsys and (ii) the Termination Date.

9.4 Termination by Eclipsys. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by Eclipsys if:

(a) (i) the Closing shall not have been consummated on or before the Termination Date, or

(ii) any of the conditions (other than absence of material breach as addressed in Section 9.4(b)) set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment;

provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Eclipsys if Eclipsys or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this subsection (a); or

(b) there has been a material breach of any representation, warranty, covenant or agreement of MediNotes or the Major Stockholders or any of them contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Eclipsys to MediNotes, and (ii) the Termination Date.

9.5 Effect of Termination. Except for termination under Section 9.1, any termination shall be effective upon receipt of written notice thereof given to Eclipsys or MediNotes, as applicable. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate, without any Liability on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby and the other Transaction Documents, and no party shall have any claim against another, whether under contract, tort or otherwise, except that (i) Sections 6.3(ii), 6.5 and 6.12 and Article X hereof and the Confidentiality Agreement will survive, and (ii) if this Agreement is terminated by a party because of the breach of this Agreement by another party or parties or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s or parties’ failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies for such breach will survive such termination unimpaired, provided that MediNotes and the Major Stockholders each agree that to the extent they have incurred any Damages in connection with termination of this Agreement as set forth in the preceding clause, the maximum liability of Eclipsys and Merger Sub (and the sole and exclusive remedy of MediNotes and the Stockholders) for such Damages shall be limited in the aggregate to $800,000. The remedies set forth in this Section 9.5 are the sole and exclusive remedies of the parties if this Agreement is terminated, and MediNotes and the Major Stockholders shall not be entitled to specific performance hereof.

ARTICLE X

MISCELLANEOUS

10.1 Entire Agreement; Assignment.

(a) This Agreement, including the schedules and exhibits hereto (which are incorporated herein by this reference), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings and other Contracts, both written and oral, and all contemporaneous oral agreements, understandings and other Contracts, among the parties with respect to the subject matter hereof. Except for express representations, warranties and covenants of Eclipsys, Merger Sub, MediNotes and the Major Stockholders contained herein, or in the other Transaction Documents, there are no representations or warranties whatsoever by or on behalf of MediNotes, the Major Stockholders, their Affiliates or agents relating to MediNotes or their ownership interests therein, on the one hand, and Eclipsys, Merger Sub and their Affiliates or agents relating to Eclipsys or Merger Sub, on the other hand.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the other parties hereto; provided, however, that Eclipsys may assign all or a portion of its rights and obligations, or those of Merger Sub, under this Agreement to any other Subsidiary of Eclipsys without the consent of MediNotes or the Major Stockholders (which assignment shall not relieve Eclipsys of any obligation or liability under this Agreement).

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.2 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile (provided that such notice is delivered during regular business hours in the location of receipt, and if not, then on the next Business Day) to the respective parties as follows:

If to Eclipsys:

Eclipsys Corporation

Three Ravinia Drive

Suite 1000

Atlanta, GA 30348

Fax: (404) 847-5777

Attn.: General Counsel

with a copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Fax: (949) 475-4703

Attn.: Michelle Hodges

If to MediNotes or the Major Stockholders (prior to the Closing):

MediNotes Corporation

1025 Ashworth Road, Suite 222

West Des Moines, IA 50265

Fax: (515) 327-8856

Attn.: Donald G. Schoen

If to the Stockholders’ Representative:

Danny R. Wipff

8866 Gulf Freeway, Ste. 335

Houston, TX 77017

dwipf@aol.com

in each case, with a copy to (which copy shall not constitute notice):

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Fax: (612) 492-7077

Attn.: Steven J. Dickinson

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of the bringing of any action or suit by a party hereto against another party hereunder arising out of or relating to this Agreement, which claim or suit is not subject to arbitration, as determined pursuant to Section 10.14, then in that event, the sole forum for resolving such disputes shall be the state and federal courts located in Delaware, and each of the parties hereby irrevocably submits to such exclusive jurisdiction. This Section 10.4 shall survive any termination of this Agreement and the Closing.

10.5 Construction.

(a) The headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise “or” is not exclusive, and “includes” means “includes, but is not limited to.”

(b) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that each party and its counsel cooperated in the drafting and preparation of this Agreement and the other Transaction Documents, and any and all drafts relating thereto exchanged between the parties shall not be construed against any party by reason of its preparation. Accordingly, any ambiguities in this Agreement will not be interpreted against any party that may have drafted this Agreement.

(c) For purposes of this Agreement, “commercially reasonable efforts” will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees.

10.6 Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or PDF by electronic transmission shall be effective delivery of a manually executed counterpart to this Agreement.

10.7 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except for the Persons expressly set forth in Section 7.2 and Section 10.8, with respect to such sections, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including any employee or former employee of MediNotes (or any beneficiary or dependent thereof).

10.8 Prior Review and Counsel. Eclipsys and Merger Sub, on the one hand, and MediNotes and the Major Stockholders jointly, on the other hand, each represents and warrants that: (a) it was provided a fair and reasonable time in which to evaluate this Agreement and the other Transaction Documents and to negotiate their respective terms and conditions; (b) it has regularly consulted with and received advice and counsel from one or more attorneys of its own choice regarding the Merger, this Agreement, the other Transaction Documents and the negotiation of each and every one of them, which attorney(s) is/are not and was/were not any of the other party’s attorneys; (c) it has not received any legal or other substantive advice or any attorney work product from any of the other party’s attorneys (including in-house attorneys), and it has not relied upon any comment, observation, remark, communication or information (whether oral or written) made or delivered by any of the other party’s attorneys (including in-house attorneys); and (d) it has read and fully understands this Agreement and each of the other Transaction Documents. Each party’s attorneys (including in-house attorneys) shall be entitled to rely on the other party’s representations and warranties made in this Section 10.8 as intended beneficiaries of such representations and warranties.

10.9 Waiver. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced (or the Stockholders’ Representative, with respect to matters relating to all Major Stockholders or all Stockholders). The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate or be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach.

10.10 Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto (or the Stockholders’ Representative, with respect to matters relating to all Major Stockholders or all Stockholders after the Closing Date).

10.11 Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by MediNotes or the Major Stockholders in accordance with the terms hereof and that Eclipsys shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by MediNotes and the Major Stockholders and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

10.12 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement pursuant to the terms hereof.

10.13 Cumulative Remedies. Except as expressly limited herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law or equity.

10.14 Arbitration.

(a) Any dispute, claim or controversy arising out of or relating to this Agreement or any other Transaction Document (other than the Employment Agreements) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Dallas, Texas, before a sole arbitrator; provided, however, if the claim and any counterclaim, in the aggregate, exceed $750,000, exclusive of interest and attorneys’ fees, the dispute shall be heard and determined by three arbitrators as provided herein. If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies, such disputes, claims or controversies (including any dispute, claim or controversy under Section 2.11), shall, to the extent practicable, be combined in one arbitration proceeding under this Section 10.14, and in such event, the provisions of this section governing dispute resolution shall supersede any other provisions relating to such matters in this Agreement or the other Transaction Documents. If any dispute, claim or controversy arising out of or relating to this Agreement or any other Transaction Document (other than the Employment Agreements) arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of the Employment Agreement of any Stockholder, the employment of any Stockholder by Eclipsys or any of its Affiliates including MediNotes, such disputes, claims or controversies shall, to the extent practicable, be combined in one arbitration proceeding, and in such event, the provisions of this Agreement governing dispute resolution shall supersede any provisions relating to such matters in the Employment Agreement between any such Stockholder and Eclipsys or any Affiliate of Eclipsys. For the avoidance of doubt, no claim under any Employment Agreement shall be governed by this provision, unless it arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of this Agreement or any other Transaction Document (other than the Employment Agreements).

(b) Notwithstanding the foregoing, if any dispute, claim or controversy arises out of or relates to this Agreement or any other Transaction Document (other than a dispute solely relating to any Employment Agreement), the parties shall first try to resolve their dispute through informal and good faith negotiation between an authorized officer of MediNotes (or, after the Closing, the Stockholders’ Representative) and an authorized officer of Eclipsys, with authority to settle such dispute claim or controversy, before resorting to arbitration. Such persons shall meet for the purpose of endeavoring to resolve such dispute, claim or controversy within ten Business Days after a written request from either MediNotes (or, after the Closing, the Stockholders’ Representative) or Eclipsys to the other. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute promptly and without the necessity of any formal arbitration proceeding relating thereto. The location, format and duration (not to exceed three Business Days, unless mutually agreed by such representatives) of these negotiations shall be left to the discretion of the representatives involved. If such negotiations do not lead to resolution of the underlying dispute, claim or controversy to the satisfaction of any party, then any party may provide notice of the election to pursue resolution by arbitration as set forth herein.

(c) The arbitration shall be conducted by JAMS pursuant to the Comprehensive Arbitration Rules of JAMS. All arbitrators shall be retired or former district court or appellate court judges of any United States District Court or United States Court of Appeals, other than courts in the States of Iowa or Georgia, or such other person with such other qualifications as Eclipsys and MediNotes (or, after the Closing, the Stockholders’ Representative) may agree, and shall be selected within seven Business Days after receipt of notice from one party to another that it intends to seek arbitration hereunder. The Federal Rules of Evidence shall govern the admissibility of evidence during the arbitration. The arbitrator(s) will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. The determination of the arbitrator(s) shall be final and binding on the parties and a judgment on such award or determination may be entered in any court of competent jurisdiction and such judgment shall be final and non-appealable. The decision and award of the arbitrator(s) shall be accompanied by a reasoned opinion.

(d) All parties covenant not to appeal or otherwise litigate or file any court action that would seek to delay, amend, vacate or otherwise alter the determination of the arbitrator(s).

10.15 Costs and Fees. The prevailing party in any arbitration or court proceeding under this Agreement, including any related appeal, will be entitled to recover its fees and costs incurred in the arbitration or proceeding (including attorneys and arbitration fees and costs) from the non-prevailing party, provided that the arbitrator or judge has the discretion to determine that there is no prevailing party or to eliminate or reduce the prevailing party’s recovery of its costs and fees to the extent that the arbitrator or judge determines that full recovery thereof would be unreasonable or disproportionate to the harm suffered by the prevailing party. In absence of a determination of a prevailing party, the parties shall split equally all costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration or other proceeding, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, expert costs and fees, and attorneys’ fees, costs and expenses and other costs incurred in enforcing, perfecting and executing such judgment or order. For the purposes of this section, attorneys’ fees, costs and expenses shall include all such fees, costs and expenses incurred in (i) appeals, (ii) post-judgment motions, (iii) contempt proceedings, (iv) garnishment, levy, and debtor and third-party examinations, (v) discovery, and (vi) bankruptcy litigation.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

“ECLIPSYS”		“MEDINOTES”
Eclipsys Corporation,		MediNotes Corporation,
a Delaware corporation		an Iowa corporation

By:	/s/ R. Andrew Eckert	By:	/s/ Donald G. Schoen
Name:	R. Andrew Eckert	Name:	Donald G. Schoen
Title:	Chief Executive Officer	Title:	CEO & President

“MERGER SUB”
Sirona Acquisition Corporation, an Iowa corporation

By:	/s/ R. Andrew Eckert
Name:	R. Andrew Eckert
Title:	Chief Executive Officer

“STOCKHOLDERS’ REPRESENTATIVE”

/s/ Danny R. Wipff
Danny R. Wipff

“MAJOR STOCKHOLDERS”

By:	/s/ Donald G. Schoen	Iowa Capital Corporation

By:	/s/ Madelyn K. Schoen	By:	/s/ Terry L. Sullivan
	Donald G. and Madelyn K. Schoen,	Name:	Terry L. Sullivan
	as JTWRS	Title:	Vice President

By:	/s/ Donald G. Schoen	Iowa Farm Bureau Federation
Donald G. Schoen, an individual

By:	/s/ Madelyn K. Schoen	By:	/s/ Edward G. Parker
	Madelyn K. Schoen, an individual	Name:	Edward G. Parker
		Title:	General Counsel

By:	/s/ Travis Bond	IOWA FIRST CAPITAL FUND II LP
	Travis Bond, an individual	By:	Corridor Management Co. LLC, its General Partner

By:	/s/ Davin S. Hills	By:	/s/ Dennis C. Wangeman
	Davin S. Hills, an individual	Name:	Dennis C. Wangeman
		Title:	President

By:	/s/ Danny R. Wipff
Danny R. Wipff, an individual

By:	/s/ Suzanne B. Schoen
Suzanne B. Schoen,
Sole Trustee of the Sophie B. Berlin Revocable Trust “B,” EIN #36-6702116

By:	/s/ Suzanne B. Schoen
Suzanne B. Schoen,
Sole Trustee of the Suzanne B. Schoen Revocable Trust U/A 10-08-75

By:	/s/ Robert C. Westlund
Robert C. Westlund,
Sole Trustee of the Robert C. Westlund Trust U/A dated December 28, 1993